As filed with the Securities and Exchange Commission on June 13, 2025

Registration No. 333-185212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 19

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLASTEC TECHNOLOGIES, LTD.

(Exact name of registrant as specified in its constitutional documents)

Cayman Islands	3089	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Unit 01, 21/F

Aitken Vanson Centre

61 Hoi Yuen Road

Kwun Tong

Kowloon, Hong Kong

852-21917155

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Kin Sun Sze-To, Chief Executive Officer

Plastec Technologies, Ltd.

c/o Unit 01, 21/F

Aitken Vanson Centre

61 Hoi Yuen Road

Kwun Tong

Kowloon, Hong Kong

852-21917155

Graubard Miller

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

(212) 818-8881 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Post-Effective Amendment No. 19 to Form F-1 (“Registration Statement”) is a combined prospectus also relating to Registration Statement No. 333-162547 previously filed by the registrant on Form F-1 and declared effective November 19, 2009. This Registration Statement also constitutes a Post-Effective Amendment to Form F-1 to such Registration Statement No. 333-162547, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On November 30, 2012, the Registrant filed a registration statement on Form F-1 (Registration No. 333-185212), which was subsequently declared effective by the Securities and Exchange Commission on July 29, 2013 (“2013 Registration Statement”), registering the resale of an aggregate of 13,935,057 ordinary shares of the Registrant and certain other securities of the Registrant. The 2013 Registration Statement also constituted a Post-Effective Amendment No. 1 to Form F-1 to the Registrant’s Registration Statement No. 333-162547 declared effective on November 19, 2009 (“2009 Registration Statement”).

This Post-Effective Amendment is being filed pursuant to Section 10 (a) (3) of the Securities Act of 1933, as amended, to include the audited consolidated financial statements and the notes thereto included in the Registrant’s Annual Report on Form 20 - F for the fiscal year ended December 31, 2024, filed with the SEC on May 15, 2025 (“2024 Annual Report”), and to update various disclosures contained herein.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of such 2013 Registration Statement and 2009 Registration Statement, as applicable.

SUBJECT TO COMPLETION, DATED JUNE 13, 2025

PROSPECTUS

Plastec Technologies, Ltd.

12,093,935 Ordinary Shares (for Resale)

This prospectus relates to 12,093,935 ordinary shares of Plastec Technologies, Ltd., a Cayman Islands exempted company, that may be sold from time to time by the Selling Securityholders set forth in this prospectus under the heading “Selling Securityholders.” This represents (i) 382,507 ordinary shares that were issued in connection with our initial public offering, or “IPO,” held or purchased in privately negotiated transactions by certain of the Selling Securityholders and (ii) an aggregate of 11,711,428 ordinary shares that were issued to the former shareholders of Plastec International Holdings Limited (formerly our direct wholly owned subsidiary until October 11, 2016), or “Plastec,” in connection with our merger with Plastec.

We will not receive any proceeds from the sale of the securities under this prospectus.

The ordinary shares of Plastec Technologies, Ltd. are being registered to permit the Selling Securityholders to sell the securities from time to time in the public market at prices determined by the prevailing market prices or in privately negotiated transactions. Information regarding the Selling Securityholders, the amounts of ordinary shares that may be sold by them and the times and manner in which they may offer and sell the ordinary shares under this prospectus is provided under the sections titled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

We are currently a shell company with limited operations. We are not a company that was formed under the laws of the People’s Republic of China (“China”, “mainland China” or the “PRC”), which, solely for the purpose of this prospectus, excludes Taiwan and the special administrative regions of Hong Kong and Macau. We are a Cayman Islands holding company with current minimal operations conducted by our British Virgin Islands subsidiary. However, our principal executive offices are located in Hong Kong and certain of our directors and officers have ties to the PRC. This structure involves unique risks to investors including but not limited being subject to foreign laws that may change quickly with little or no advance warning, increased governmental oversight and difficulty in enforcing judgments against our company and our officers and directors. Any of these factors could result in a material change in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Additionally, recent statements and regulatory actions by the Chinese government, such as those related to the use of variable interest entities and data security or anti-monopoly concerns, could have a significant impact on our ability to conduct our business, accept foreign investments, or list on a U.S. or other foreign exchange if we were to expand our business and operations in the PRC in the future.

Despite the fact that currently we have no operations in the PRC, our executive offices are located in Hong Kong, a Special Administrative Region of China. Although Hong Kong has its own governmental and legal system that is independent of the PRC, it is uncertain whether in the future the Hong Kong government will implement regulations and policies of the Chinese government, or adopt regulations and policies of its own that are substantially the same as those of the Chinese government. Moreover, given that policies, regulations, rules, and the enforcement of laws of the Chinese government may be changed or amended quickly with little advance notice, it is also uncertain in the future whether our operations in Hong Kong will be subject to the oversight of the Chinese authorities. Therefore, the PRC government may intervene or influence any of our operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of securities we are registering for resale. Additionally, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. Accordingly, legal and operational risks associated with operating in the PRC may also apply to any operations in Hong Kong. See “Risk Factors - Uncertainties with respect to the PRC legal system could adversely affect our business and/or the value of the securities we are registering” and “ - The Chinese government may intervene in or influence a PRC company’s business operations at any time or exert more oversight and control over offerings conducted overseas and foreign investment in China-based issuers. This could result in a material change in a PRC company’s business operations if we look to acquire such a company and/or the value of its securities.”

Historically, we had transferred funds between our company and our subsidiaries and to investors. However, with the disposal of our operating business as described in more detail in this prospectus, we no longer have any operations generating cash and as a result have no current intention to make transfers among our company and our subsidiaries. Further, the existing bank balances of our company and at each of our subsidiaries is sufficient to meet its respective payment requirements and as a result, there is no need to transfer any funds between entities at this time.

On December 16, 2021, the Public Company Accounting Oversight Board (“PCAOB”) issued a report on its determination that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made this determination pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the Holding Foreign Companies Accountable Act (“HFCAA”). The report further listed in its Appendix A (Registered Public Accounting Firms Subject to the Mainland China Determination) and Appendix B (Registered Public Accounting Firms Subject to the Hong Kong Determination) the firms subject to the PCAOB’s determination in such jurisdictions. Our former auditors, Centurion ZD CPA & Co. (“CZD CPA”), an audit firm headquartered in Hong Kong, were among those listed by the PCAOB Hong Kong Determination - a determination announced by the PCAOB on December 16, 2021 that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Due to the foregoing, we were conclusively identified by the Securities and Exchange Commission under the HFCAA on June 7, 2022. As a result, we and investors in the ordinary shares of Plastec Technologies were at the time deprived of the benefits of such PCAOB inspections, which could cause investors in the ordinary shares of Plastec Technologies to lose confidence in our reported financial information and the quality of our financial statements. In addition, under the HFCAA and the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which was passed by the U.S. Senate in June 2021, as a Commission-Identified issuer (defined below), Plastec Technologies’ securities could have been prohibited from trading on the U.S. stock exchanges or in the over the counter trading market in the U.S. if our auditors are not inspected by the PCAOB for two consecutive years, and this ultimately could result in our ordinary shares being delisted.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China, which the PCAOB believes represents the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely, consistent with U.S. law. The Statement of Protocol grants the PCAOB complete access in three important ways:

●	The PCAOB has sole discretion to select the firms, audit engagements and potential violations it inspects and investigates – without consultation with, nor input from, Chinese authorities.
●	Procedures are in place for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed.

●	The PCAOB has direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

The PCAOB inspection team began testing the Statement of Protocol in September 2022. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. Consequentially, the PCAOB vacated its 2021 determinations to the contrary. As a result, until such time as the PCAOB issues a new determination, the Securities and Futures Commission will not provisionally or conclusively identify any issuer as a “Commission-Identified Issuer” if it files an annual report with an audit report issued by a registered public accounting firm headquartered in mainland China or Hong Kong on or after December 15, 2022 and no such issuers are at risk of having their securities subject to a trading prohibition under the HFCAA.

Our current auditor, AOGB CPA Limited (“AOGB”), the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our current auditor is headquartered in Suite 2501-3, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong, Hong Kong and registered with the PCAOB. AOGB is subject to inspection by the PCAOB on a regular basis. Therefore, we believe that, as of the date of this prospectus, our current auditor is not subject to the PCAOB determinations.

Notwithstanding the foregoing, there is no assurance that the Statement of Protocol as described above will be effective in accomplishing its stated goals. Furthermore, pursuant to the Consolidated Appropriations Act of 2023, the PCAOB could, in the future, make a new determination that it is unable to inspect or investigate completely registered public accounting firms in China or Hong Kong. If, in the future, we do not or are unable to engage auditors that are subject to regular inspection by the PCAOB, the ordinary shares of Plastec Technologies may be delisted or unable to be traded. See “Risk Factors – Risks relating to our business – We could be delisted or trading in our securities could be restricted if we do not have auditors that can timely meet the PCAOB inspection requirements established by the Holding Foreign Companies Accountable Act.” and “Risk Factors – Risks relating to our business – We may not be able to complete a transaction with a U.S. company since such transaction may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.”

The ordinary shares of Plastec Technologies, Ltd. are currently quoted on the OTC Bulletin Board under the symbol “PLTYF”. As of June 12, 2025, the closing sale price of the ordinary shares was $0.02 per share.

Investing in the securities of Plastec Technologies, Ltd. involves risks. See “Risk Factors” beginning on page 10 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2025.

PLASTEC TECHNOLOGIES, LTD

This prospectus is not an offer to sell any securities other than the shares offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights key information contained in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes, the information incorporated by reference in this prospectus, and the other documents to which this prospectus refers, before making an investment decision.

Unless the context indicates otherwise:

●	“we,” “us,” “our company,” “our” and “Plastec Technologies” refer to Plastec Technologies, Ltd., a Cayman Islands exempted company, its predecessor entities and direct and indirect subsidiaries;
●	“Plastec” refers to Plastec International Holdings Limited, a British Virgin Islands exempted company, formerly our direct wholly owned subsidiary until October 11, 2016;
●	“HK$” or “Hong Kong dollar” refer to the lawful currency of the Hong Kong Special Administrative Region, People’s Republic of China; if not otherwise indicated, all financial information presented in HK$/RMB may be converted to U.S.$ or $ using the exchange rates of 7.8 HK$ and 6.9 RMB, respectively, for every 1 U.S.$;
●	“China,” “mainland China” or the “PRC” refer to the People’s Republic of China which, solely for the purpose of this prospectus, excludes Taiwan and the special administrative regions of Hong Kong and Macau;
●	“BVI” refers to the British Virgin Islands;
●	“Renminbi” or “RMB” refer to the lawful currency of China;
●	“U.S.$” or “$” or “U.S. dollar” refer to the lawful currency of the United States of America; and
●	“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Overview

Until October 11, 2016, we were a vertically integrated plastic manufacturing services provider providing comprehensive precision plastic manufacturing services through our former wholly owned subsidiary, Plastec, from mold design and fabrication and plastic injection manufacturing to secondary-process finishing as well as parts assembly to leading international OEMs, ODMs and OBMs of consumer electronics, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys.

On October 11, 2016, we completed the divestment of our shareholdings in Plastec as described below. Following consummation of the divestment transactions on October 11, 2016, we no longer own Plastec with the result that our only operations have generally been to (i) complete the construction of a manufacturing plant in Kai Ping, China which was disposed of and transferred to Plastec upon its establishment on April 20, 2018 as described below, (ii) collect rental income from certain property we used to own and which was being leased to one of Plastec’s subsidiaries until November 2019 when the former subsidiary of ours that held the property was disposed of as described below, (iii) collect the payments upon Plastec achieving the performance targets for the years ended December 31, 2016 through 2018 as described below and (iv) to explore other investment opportunities.

As a result, Plastec Technologies: (a) does not have any active or operating subsidiaries, branches or variable interest entities in the PRC and does not engage in any operating business in the PRC, (b) does not own or lease any material properties, rights or interests in the PRC, and (c) has no business transactions or relationships with PRC entities. Accordingly, we are not currently subject to any PRC laws or regulations and the PRC legal system would not have any material effect on us or the limited operations we currently conduct outside of the PRC.

Corporate History and Developments

We are a Cayman Islands exempted company operating as a holding company with current minimal operations conducted by our British Virgin Islands subsidiary, Viewmount Developments Limited (“Viewmount”). We are not a company that was formed under the laws of the PRC or Hong Kong. We were incorporated under the Companies Act (As Revised) of the Cayman Islands (as the same may be supplemented or amended from time to time), or the “Companies Act,” on March 27, 2008 as an exempted company with limited liability. We were originally incorporated under the name “GSME Acquisition Partners I” for the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, an operating business, or control of such operating business through contractual arrangements, that had its principal operations located in the PRC.

On November 25, 2009, we closed our initial public offering, or “IPO,” of 3,600,000 units with each unit consisting of one ordinary share and one warrant, or “public warrants,” each to purchase one ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,000,000. We also issued to the underwriters in the IPO an aggregate of 360,000 unit purchase options, each to purchase a unit identical to the units sold in the IPO, at an exercise price of $15.00 per unit, of which 70,375 unit purchase options were subsequently repurchased by us in April 2012. Simultaneously with the consummation of the IPO, we consummated the private sale of 3,600,000 warrants, or “insider warrants,” at a price of $0.50 per warrant, generating total proceeds of $1,800,000. In connection with the IPO, our initial shareholders placed a total of 1,200,000 ordinary shares, or “initial shares,” in escrow pursuant to an escrow agreement with Continental Stock Transfer & Trust Company, as escrow agent.

From the consummation of our IPO until August 6, 2010, we were searching for a suitable target business to acquire. On August 6, 2010, we entered into an agreement and plan of reorganization, or “Merger Agreement,” with Plastec, each of the former Plastec shareholders and our merger subsidiary, which provided, among other things, that our wholly owned subsidiary would merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours then. The Merger Agreement was subsequently amended in September 2010 and December 2010 but continued to provide for our wholly owned subsidiary to merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours. On December 10, 2010, we held an extraordinary general meeting of our shareholders, at which our shareholders approved the merger and other related proposals. On December 16, 2010, we closed the merger. At the closing, we issued to the former shareholders of Plastec an aggregate of 7,054,583 ordinary shares and agreed to issue the former Plastec shareholders an aggregate of 9,723,988 additional earnout shares upon the achievement by Plastec of certain net income earnout targets. Also at the closing, 2,615,732 of the public shares sold in our IPO were converted into cash and cancelled based on the election of the holders to exercise their conversion rights. In connection with the merger, our business then became the business of Plastec and we changed our name to “Plastec Technologies, Ltd.” On April 30, 2011, we further amended the Merger Agreement to remove certain earnout provisions and to issue an aggregate of 7,486,845 ordinary shares to the former Plastec shareholders. We subsequently repurchased from one of the former Plastec shareholders an aggregate of 1,570,000 shares.

In connection with the merger with Plastec, we amended the terms of the escrow agreement with the initial shareholders to include in escrow an aggregate of 2,418,878 of the insider warrants and to provide additional restrictions on the release from escrow of all of the securities, including the requirement to raise certain financing by December 16, 2011. On December 16, 2011, the escrow agreement was again amended and the date on which the required financing was needed by was extended to March 16, 2012. No funds were ultimately raised and as a result, a total of 806,293 initial shares and the entire 2,418,878 insider warrants held in escrow were automatically repurchased by us for an aggregate consideration of $0.01 and cancelled.

In December 2011, we announced the establishment of a repurchase program. Under the repurchase program, which was subsequently extended and expanded, we were authorized to repurchase up to $5.0 million of our ordinary shares and public warrants in both open market and privately negotiated transactions at the discretion of our management and as market conditions allowed, or “2011 Repurchase Program.” At the completion of the 2011 Repurchase Program on September 25, 2013, we had repurchased 832,765 ordinary shares and 85,000 public warrants.

In September 2013, we announced a new repurchase program. Under this new repurchase program, which was subsequently extended and expanded, we are authorized to repurchase up to $5.0 million of our units, ordinary shares and public warrants in both open market and privately negotiated transactions at the discretion of our management and as market conditions allowed, or “2013 Repurchase Program.” The 2013 Repurchase Program (as extended) was valid through September 25, 2023 and expired on such date. We had repurchased an aggregate of 586,010 ordinary shares and 547,600 public warrants under the 2013 Repurchase Program.

On November 18, 2014, all issued and outstanding public warrants, insider warrants and unit purchase options expired and are no longer outstanding.

Sale of Assets

On November 14, 2015, we entered into a Share Transfer Agreement (the “Agreement”) with Shanghai Yongli Belting Co., Ltd. (“SYB”) and its wholly-owned subsidiary, Shanghai Yongjing Investment Management Co., Ltd. (“SYIM”). Pursuant to the Agreement, SYIM was to purchase, through a wholly-owned Hong Kong subsidiary, the entirety of our shareholder interests in Plastec for an aggregate purchase price of RMB1,250,000,000 (or US$181,159,420), in cash (the “Transfer Price”). Of the Transfer Price, RMB875,000,000 (or US$126,811,594) was payable within 60 days after the China Securities Regulatory Commission approved of the Issuance (as defined in the Agreement) and SYB’s receipt of the funds raised through the Issuance, the latter of which was confirmed by SYB to have happened by July 29, 2016. Accordingly, payment of the initial portion of the Transfer Price was made to us on September 21, 2016.

The remaining RMB375,000,000 (or US$54,347,826) of the Transfer Price (the “Remaining Amount”) was deposited into a bank account, supervised and administered by SYB and us jointly. Payments from the bank account were to be made to us upon Plastec achieving certain performance targets for the years ended December 31, 2016, 2017 and 2018 (the “Performance Commitments”) as described below:

Year ending December 31,	Net Profit Target	Payment Amount
2016	HK$161,211,000	RMB113,250,000 (US$16,413,043)
2017	HK$177,088,000	RMB124,380,000 (US$18,026,087)
2018	HK$195,408,000	RMB137,370,000 (US$19,908,696)

On October 11, 2016, the parties consummated the transactions contemplated by the Agreement after the fulfillment of certain other conditions, as described in the Agreement. As a result, we no longer own Plastec.

Confirmations of Plastec’s Achievement of Performance Targets for the years ended December 31, 2016, 2017 and 2018

By a letter dated May 10, 2017, SYB confirmed and acknowledged to us that Plastec’s audited net profit (on a consolidated basis, after deducting non-recurring gains and losses) for the year ended December 31, 2016 was HK$183,958,100, which is in excess of the performance target for the year ended December 31, 2016, set at HK$161,211,000 in the Agreement, by HK$22,747,100 or approximately 14.1%. Accordingly, we were paid a further sum of RMB113,250,000 (or US$16,413,043) of the Remaining Amount on June 1, 2017 in accordance with the terms of the Agreement.

By a letter dated March 28, 2018, SYB confirmed and acknowledged to us that Plastec’s audited net profit (on a consolidated basis, after deducting non-recurring gains and losses) for the year ended December 31, 2017 was HK$183,124,000, which was in excess of the performance target for the year ended December 31, 2017, set at HK$177,088,000 in the Agreement, by HK$6,036,000 or approximately 3.4%. Accordingly, we were paid a further sum of RMB124,380,000 (or US$18,026,087) of the Remaining Amount on May 25, 2018 in accordance with the terms of the Agreement.

By a letter dated April 26, 2019, SYB confirmed and acknowledged to us that Plastec’s audited net profit (on a consolidated basis, after deducting non-recurring gains and losses) for the year ended December 31, 2018 was HK$262,954,000, which was in excess of the performance target for the year ended December 31, 2018, set at HK$195,408,000 in the Agreement, by HK$67,546,000 or approximately 34.6%. Accordingly, we were paid a further sum of RMB137,370,000 (or US$19,908,696) of the Remaining Amount on May 30, 2019 in accordance with the terms of the Agreement.

Transfer of Manufacturing Plant in Kai Ping, China

In accordance with the terms of the Agreement, we caused Viewmount to enter into a Share Transfer Agreement with Plastec (then a wholly owned subsidiary of SYB) on March 30, 2018 (the “Manufacturing Plant Transfer Agreement”). Pursuant to the terms and conditions of the Manufacturing Plant Transfer Agreement, Viewmount was to transfer the ownership interests in certain of its former subsidiaries holding the newly established manufacturing plant in Kai Ping, China through their PRC subsidiaries to Plastec for a total consideration of approximately HK$70,000 (or US$8,974), representing the actual registered capital injected by Viewmount into the relevant subsidiaries.

On April 20, 2018, the parties consummated the transactions contemplated by the Manufacturing Plant Transfer Agreement. The parties also settled all account payables owed by the relevant subsidiaries to Viewmount at the closing, totaling HK$258,910,000 (or US$33,193,590).

Disposal of Assets

On November 15, 2019, Viewmount entered into an agreement (“Assets Disposal Agreement”) with an unaffiliated third party (the “Purchaser”), pursuant to which Viewmount was to transfer the ownership interests in its then wholly-owned subsidiary holding the right to use certain parcels of land in Shenzhen together with premises built thereon to the Purchaser for HK$47,964,570.65 (or US$6,149,304) in cash, net of all relevant expenses, charges and taxes.

On November 20, 2019, the parties consummated the transactions contemplated by the Assets Disposal Agreement and Viewmount also received from the Purchaser HK$112,035,429.35 (or US$14,363,517) representing all amounts due from the former subsidiary disposed of.

Disposal of Sun Line Industrial Limited

On November 29, 2024, Viewmount disposed of all of its equity interests of Sun Line Industrial Limited, one of its dormant wholly-owned subsidiaries (“Sun Line”), to an independent third party for an aggregate amount of approximately HK$4.65 million, which was equivalent to the net book value of Sun Line. The determination to dispose of Sun Line was made in an effort to streamline the group’s organizational structure given its limited operations. The sale also allowed Viewmount to dispose of Sun Line in a more efficient and quicker manner than if it had sought to formally dissolve and liquidate Sun Line under applicable Hong Kong law.

Other than dividends issued to our shareholders, there have not been any material changes to our business activities, initiatives, transactions or events other than as set forth above.

Current Organizational Structure and Business

As discussed above, we are not a company that was formed under the laws of the PRC or Hong Kong. We are a Cayman Islands exempted company operating as a holding company with current minimal operations conducted by our British Virgin Islands subsidiary, Viewmount. Viewmount currently has two dormant subsidiaries that conduct no business or operations. None of these subsidiaries were formed under the laws of the PRC. Although one of these subsidiaries was formed under the laws of Hong Kong, it is dormant and inactive. As a result, Plastec Technologies: (a) does not have any active or operating subsidiaries, branches or variable interest entities in the PRC and does not engage in any operating business in the PRC, (b) does not own or lease any material properties, rights or interests in the PRC, and (c) has no business transactions or relationships with PRC entities. Accordingly, we are not currently subject to any PRC laws or regulations and the PRC legal system would not have any material effect on us or the limited operations we currently conduct outside of the PRC. The following chart illustrates the organizational structure of us and our subsidiaries as of the date of this prospectus:

Operating cash of our company was historically held by our subsidiaries in connection with their prior business activities and was transferred among entities as was needed for operational purposes. We did not face any material difficulties or limitations on the ability to transfer funds between us and our subsidiaries at such time. Since no operations are currently being conducted by us and our subsidiaries, any cash is currently expected to remain with us and/or our subsidiaries. Further, the existing bank balances of our company and at each of our subsidiaries is sufficient to meet its respective payment requirements and as a result, there is no need to transfer any funds between entities. Because we have no current intention to transfer funds among entities, we do not have any cash management policies or procedures in place that dictate the permissible amount of, or process for, fund transfers among entities.

The transfer of funds between our subsidiaries and us in order to pay dividends is not currently subject to any special restrictions or requirements other than customary corporate requirements such as the amount of the dividend not exceeding a company’s available retained earnings. To date, we have declared and paid an aggregate of approximately US$265,879,000, or approximately US$20.55 per share, to our shareholders as dividends.

Our principal executive offices are located in Hong Kong and our directors and officers have significant ties to mainland China and Hong Kong. Although Hong Kong has its own governmental and legal system that is independent of the PRC, it is uncertain whether in the future the Hong Kong government will implement regulations and policies of the Chinese government, or adopt regulations and policies of its own that are substantially the same as those of the Chinese government. Moreover, given that policies, regulations, rules, and the enforcement of laws of the Chinese government may be changed or amended quickly with little advance notice, it is also uncertain in the future whether our operations in Hong Kong will be subject to the oversight of the Chinese authorities. The Chinese government may also intervene or influence our potential business operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuer, because our directors and officers have significant ties to mainland China and Hong Kong. Accordingly, the legal and operational risks associated with operating in the PRC may also apply to any operations in Hong Kong.

Since we are a Cayman Islands exempted company, as opposed to a company formed under the laws of the PRC or Hong Kong, and have no current operating business in mainland China or Hong Kong, Jingtian & Gongcheng, our counsel as to PRC law, has advised us that we are not required to obtain permission from the China Securities Regulatory Commission (“CSRC”), Cyberspace Administration of China (“CAC”) or any other governmental agency in China. Moreover, because our officers and directors are not engaging in any business operations or taking any position in mainland China on our behalf, our officers and directors are not covered by any Chinese permissions requirements with respect to our current limited business operations. Accordingly, as of the date of this prospectus, we have not applied or received any permission or approvals for this offering. However, if applicable laws, regulations, or interpretations change or if we learn we mistakenly did not obtain any necessary approval thereby requiring us and/or our directors and officers to obtain such permissions or approvals in the future, these regulatory authorities (a) may impose fines and penalties on us and our officers and directors and (b) may also take actions requiring our directors and officers, or making it advisable for directors and officers, to terminate this offering. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of Plastec Technologies’ securities or render them worthless.

Recent PCAOB Developments

On December 16, 2021, the Public Company Accounting Oversight Board (“PCAOB”) issued a report on its determination that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made this determination pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the Holding Foreign Companies Accountable Act (“HFCAA”). The report further listed in its Appendix A (Registered Public Accounting Firms Subject to the Mainland China Determination) and Appendix B (Registered Public Accounting Firms Subject to the Hong Kong Determination) the firms subject to the PCAOB’s determination in such jurisdictions. Our former auditors, Centurion ZD CPA & Co. (“CZD CPA”), an audit firm headquartered in Hong Kong, were among those listed by the PCAOB Hong Kong Determination - a determination announced by the PCAOB on December 16, 2021 that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Due to the foregoing, we were conclusively identified by the Securities and Exchange Commission under the HFCAA on June 7, 2022. As a result, we and investors in the ordinary shares of Plastec Technologies were at the time deprived of the benefits of such PCAOB inspections, which could cause investors in the ordinary shares of Plastec Technologies to lose confidence in our reported financial information and the quality of our financial statements. In addition, under the HFCAA and the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which was passed by the U.S. Senate in June 2021, as a Commission-Identified issuer (defined below), Plastec Technologies’ securities could have been prohibited from trading on the U.S. stock exchanges or in the over the counter trading market in the U.S. if our auditors are not inspected by the PCAOB for two consecutive years, and this ultimately could result in our ordinary shares being delisted.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China, which was the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely, consistent with U.S. law. The Statement of Protocol granted the PCAOB complete access in three important ways:

●	The PCAOB had sole discretion to select the firms, audit engagements and potential violations it inspects and investigates – without consultation with, nor input from, Chinese authorities.
●	Procedures were put in place for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed.
●	The PCAOB had direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

The PCAOB inspection team began testing the Statement of Protocol in September 2022. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. Consequentially, the PCAOB vacated its 2021 determinations to the contrary. As a result, until such time as the PCAOB issues a new determination, the Securities and Futures Commission will not provisionally or conclusively identify any issuer as a “Commission-Identified Issuer” if it files an annual report with an audit report issued by a registered public accounting firm headquartered in mainland China or Hong Kong on or after December 15, 2022 and no such issuers are at risk of having their securities subject to a trading prohibition under the HFCAA.

Our current auditor, AOGB, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our current auditor is headquartered in Suite 2501-3, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong, Hong Kong and registered with the PCAOB. AOGB is subject to inspection by the PCAOB on a regular basis. Therefore, we believe that, as of the date of this prospectus, our current auditor is not subject to the PCAOB determinations.

Notwithstanding the foregoing, there is no assurance that the Statement of Protocol as described above will be effective in accomplishing its stated goals. Furthermore, pursuant to the Consolidated Appropriations Act of 2023, the PCAOB could, in the future, make a new determination that it is unable to inspect or investigate completely registered public accounting firms in China or Hong Kong. If, in the future, we do not or are unable to engage auditors that are subject to regular inspection by the PCAOB, the ordinary shares of Plastec Technologies may be delisted or unable to be traded.

Office Location

Our principal executive offices are located at c/o Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong and our telephone number at that location is 852-21917155. Our registered office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and our registered office provider is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at 405 Lexington Avenue, 44th Floor, New York, New York 10174. We maintain a website at http://www.plastec.com.hk that contains information about our company, but that information is not part of this prospectus.

Risks Affecting Our Company

In evaluating an investment in the securities of Plastec Technologies, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 10. Such risks include, but are not limited to,:

●	We have limited operations after the divestment of our ownership interest in Plastec and, accordingly, you will have no or little basis on which to evaluate our prospect as a going concern.
●	We do not have any sources of operating revenues.
●	We could be delisted or trading in our securities could be restricted if we do not have auditors that can timely meet the PCAOB inspection requirements established by the Holding Foreign Companies Accountable Act.
●	Uncertainties with respect to the PRC legal system could adversely affect our business and/or the value of the securities we are registering.
●	The Chinese government may intervene in or influence a PRC company’s business operations at any time or exert more oversight and control over offerings conducted overseas and foreign investment in China-based issuers. This could result in a material change in a PRC company’s business operations if we look to acquire such a company and/or the value of its securities.
●	We may not be able to complete a transaction with a U.S. company since such transaction may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.
●	Government regulations in the PRC that limit or prohibit foreign investments in certain industries might limit the potential number of acquisition candidates.

●	The Hong Kong legal system embodies uncertainties which could limit the legal protection available to our company.
●	If we enter into a transaction utilizing a variable interest entity structure, we may be subject to significant penalties or be forced to relinquish our interests in those operations or we could be unable to assert our contractual control rights over the assets of the post-combination target company, which could cause the value of Plastec Technologies’ securities to depreciate significantly or become worthless.
●	We are vulnerable to foreign currency exchange risk exposure.
●	We intend to explore other currently unidentified investment opportunities and, accordingly, we are unable to currently ascertain the merits or risks of any such investment opportunity.
●	Our search for other unidentified investment opportunities may be materially adversely affected by pandemic or other adverse events.
●	U.S. laws and regulations may restrict or eliminate our ability to complete a transaction with certain companies.
●	Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.
●	Investors may have difficulty enforcing judgments against members of our management because they reside outside the United States, including in Hong Kong.
●	We may be treated as a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.
●	A national securities exchange may not list the securities of Plastec Technologies, or if a national securities exchange does grant such listing, it could thereafter delist its securities, which could limit investors’ ability to make transactions in its securities and subject us to additional trading restrictions.
●	If Plastec Technologies’ ordinary shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in its securities may be adversely affected.
●	If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of Plastec Technologies’ ordinary shares may be adversely affected.
●	Our executive officers have limited experience managing a public company subject to United States securities laws and preparing financial statements in U.S. GAAP.
●	One of our directors and officers controls a significant amount of ordinary shares of Plastec Technologies and his interests may not align with the interests of our other shareholders.
●	Our executive officers have become affiliated with SYB following divestment of our shareholdings in Plastec and have thereafter allocated their time in pursuit of businesses of Plastec thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to remain as a going concern.
●	Our ability to consummate any investment opportunity will be dependent on the efforts of our key personnel.
●	Because of our limited resources, other companies may have a competitive advantage in locating and consummating investment opportunities.

●	Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business.
●	Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.
●	Volatility in the price of Plastec Technologies’ shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.
●	If we do not pay dividends, shareholders may benefit from an investment in Plastec Technologies’ shares only if those shares appreciate in value.
●	We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our shareholders.

The Offering

Shares offered by the Selling Securityholders	12,093,935 shares of Plastec Technologies

Shares outstanding	12,938,128 shares

Trading Symbol	Plastec Technologies shares are quoted on the OTC Bulletin Board under the symbol “PLTYF.”

Use of proceeds	We will not receive any proceeds from the sale of the securities under this prospectus.

Risk factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 10 before buying the ordinary shares offered hereby.

RISK FACTORS

You should carefully consider the following risk factors, before you decide to buy securities of Plastec Technologies. You should also consider the other information in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to Our Business

We have limited operations after the divestment of our ownership interest in Plastec and, accordingly, you will have no or little basis on which to evaluate our prospects as a going concern.

Following divestment of our ownership interest in Plastec, our only operations have generally been to (i) complete the construction of our manufacturing plant in Kai Ping, China which was disposed of and transferred to Plastec upon its establishment on April 20, 2018 pursuant to the terms of the Manufacturing Plant Transfer Agreement, (ii) collect rental income from certain property we used to own and which was being leased to one of Plastec’s subsidiaries until November 2019 when the former subsidiary of ours that held the property was disposed of to an unaffiliated third party pursuant to the terms of the Assets Disposal Agreement, (iii) collect the payments upon Plastec achieving the performance targets for the years ended December 31, 2016 through 2018; and (iv) explore other investment opportunities. As of the date hereof, we have no plans or arrangements with respect to operations in which we might engage or business objectives which we might adopt and, accordingly, you will have no or little basis on which to evaluate our prospect as a going concern from a long-term perspective.

We do not have any sources of operating revenues.

Currently, we do not have any sources of operating revenues. As a result, there would be substantial doubt regarding our ability to remain as a going concern from a long-term perspective.

We could be delisted or trading in our securities could be restricted if we do not have auditors that can timely meet the PCAOB inspection requirements established by the Holding Foreign Companies Accountable Act.

As a public company with securities quoted on the OTC Pink Sheets, we are required to have our financial statements audited by an independent registered public accounting firm registered with the PCAOB. A requirement of being registered with the PCAOB is that if requested by the SEC or PCAOB, such accounting firm is required to make its audits and related audit work papers available for regular inspections to assess its compliance with the applicable professional standards.

On December 18, 2020, the HFCAA was enacted. On June 22, 2021, the U.S. Senate passed the AHFCAA. In general, these Acts require the SEC to prohibit securities of any foreign companies from being listed on U.S. securities exchanges or traded “over-the-counter” if a company retains a foreign accounting firm that cannot be inspected by the PCAOB for two consecutive years, beginning in 2021.

On November 5, 2021, the SEC approved PCAOB Rule 6100, Board Determination Under the Holding Foreign Companies Accountability Act, effective immediately. The rule establishes “a framework for the PCAOB’s determinations under the HFCAA that the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by an authority in that jurisdiction.”

On December 2, 2021, SEC announced the adoption of amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate (Commission-Identified Issuers). The final amendments require Commission-Identified Issuers to submit documentation to the SEC establishing that, if true, it is not owned or controlled by a governmental entity in the public accounting firm’s foreign jurisdiction. The amendments also require that a Commission-Identified Issuer that is a “foreign issuer,” as defined in Exchange Act Rule 3b-4, provides certain additional disclosures in its annual report for itself and any of its consolidated foreign operating entities. Further, the adopting release provides notice regarding the procedures the SEC has established to identify issuers and to impose trading prohibitions on the securities of certain Commission-Identified Issuers, as required by the HFCAA. The SEC identifies

Commission-Identified Issuers for fiscal years beginning after December 18, 2020. A Commission-Identified Issuer will be required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022.

On December 16, 2021, the PCAOB issued a report on its determinations that PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the People’s Republic of China (PRC), because of positions taken by PRC authorities in those jurisdictions. The PCAOB made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCAA. The report further listed in its Appendix A (Registered Public Accounting Firms Subject to the Mainland China Determination) and Appendix B (Registered Public Accounting Firms Subject to the Hong Kong Determination) the firms subject to the PCAOB’s determination in such jurisdictions. Our former auditors, CZD CPA, were among those listed by the PCAOB Hong Kong Determination - a determination announced by the PCAOB on December 16, 2021 that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. The lack of access to the PCAOB inspection in China or Hong Kong at the time as reported by PCAOB prevented the PCAOB from fully evaluating audits and quality control procedures of the auditors based in both jurisdictions. Due to the foregoing, we were conclusively identified by the Securities and Exchange Commission under the HFCAA on June 7, 2022. As a result, investors in our ordinary shares were then deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China or Hong Kong at the time made it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of both jurisdictions that were subject to the PCAOB inspections. In addition, under the HFCAA and AHFCAA, as a Commission-Identified Issuer at the time, our securities could be prohibited from trading on the U.S. stock exchanges or in the over the counter trading market in the U.S. if our auditors are not inspected by the PCAOB for two consecutive years, and this ultimately could result in our securities being delisted.

On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol with the China Securities Regulatory Commission and the Ministry of Finance of the People’s Republic of China, which represented the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong completely, consistent with U.S. law. The Statement of Protocol granted the PCAOB complete access in three important ways:

●	The PCAOB had sole discretion to select the firms, audit engagements and potential violations it inspects and investigates – without consultation with, nor input from, Chinese authorities.
●	Procedures were in place for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed.
●	The PCAOB had direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates.

The PCAOB inspection team began testing the Statement of Protocol in September 2022. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022. Consequentially, the PCAOB vacated its 2021 determinations to the contrary. As a result, until such time as the PCAOB issues a new determination, the Securities and Futures Commission will not provisionally or conclusively identify an issuer as a “Commission-Identified Issuer” if it files an annual report with an audit report issued by a registered public accounting firm headquartered in mainland China or Hong Kong on or after December 15, 2022 and no such issuers are at risk of having their securities subject to a trading prohibition under the HFCAA.

Our current auditor, AOGB, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our current auditor is headquartered in Suite 2501-3, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong, Hong Kong and registered with the PCAOB. AOGB is subject to inspection by the PCAOB on a regular basis. Therefore, we believe that, as of the date of this prospectus, our current auditor is not subject to the PCAOB determinations.

The SEC may propose additional rules or guidance that could impact us if our auditors are not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended that the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCAA. However, some of the recommendations were more stringent than the HFCAA.

The enactment of the HFCAA and AHFCAA and the implications of any additional rulemaking efforts to increase U.S. regulatory access to audit information in China or Hong Kong could cause investors uncertainty for affected SEC registrants, including us, and the market price of our shares could be materially adversely affected. Additionally, whether the PCAOB will be able to conduct inspections of our auditors in the future is subject to substantial uncertainty and depends on a number of factors out of our control. If, in the future, we do not or are unable to engage auditors that are subject to regular inspection by the PCAOB, the ordinary shares of Plastec Technologies may be delisted or unable to be traded “over-the counter”. Such a delisting or inability to trade the ordinary shares of Plastec Technologies would substantially impair your ability to sell or purchase our securities when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of our ordinary shares. Also, such a delisting or inability to trade would significantly affect our ability to raise capital on terms acceptable to us, or at all, which would have a material adverse impact on our business, financial condition and prospects.

Uncertainties with respect to the PRC legal system could adversely affect our business and/or the value of the securities we are registering.

We are not currently conducting any business or operations in mainland China. Moreover, our officers and directors are not engaging in any business operations or taking any position in mainland China on our behalf. Jingtian & Gongcheng, our counsel as to PRC law, has advised us that based on the current PRC laws and regulations and our practical business operation and those of our officers and directors on our behalf, our company, directors and officers are not currently required to obtain any prior permission, approval or registration from any PRC governmental authorities for this offering. As the PRC legal system is a civil law system based on written statutes, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China, the PRC government and authorities may propose new laws, regulations and policies or amendments and revision of such rules in the future. Unlike under common law systems, decided legal cases have limited value as precedents in subsequent legal proceedings under PRC legal system. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate or predict the outcome of administrative and court proceedings and the level of legal protection we may enjoy. As a result, we may be subject to certain risks relating to regulatory oversight by the PRC government in the future. This may significantly limit our ability to conduct business if we seek to do so in China. In particular, future changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be adopted quickly with little advance notice. The Chinese government may also intervene or influence our search for business opportunities at any time because certain of our directors and officers have significant ties to mainland China and Hong Kong and they may seek business opportunities in the future in such regions. This could significantly and negatively impact our operations and the value of the securities we are registering for resale. If applicable laws, regulations, or interpretations change and require us and/or our directors and officers to obtain such permissions or approvals in the future and we fail to obtain such permissions or approvals, Chinese regulatory authorities (a) may impose fines and penalties on us or our officers and directors and (b) may also take actions requiring our directors and officers, or making it advisable for our directors and officers, to terminate this offering. Uncertainties and/or negative publicity regarding such mandatory permission or approval requirements could have a material adverse effect on the trading price of our securities.

Moreover, given that policies, regulations, rules, and the enforcement of laws of the Chinese government may be changed or amended quickly with little advance notice, it is also uncertain in the future whether our operations in Hong Kong will be subject to the oversight of the Chinese authorities. Therefore, the PRC government may intervene or influence any of our operations in Hong Kong at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of securities we are registering for resale. Additionally, given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our securities to significantly decline or be worthless. Accordingly, legal and operational risks associated with operating in the PRC may also apply to any operations in Hong Kong.

The Chinese government may intervene in or influence a PRC company’s business operations at any time or exert more oversight and control over offerings conducted overseas and foreign investment in China-based issuers. This could result in a material change in a PRC company’s business operations if we look to acquire such a company and/or the value of its securities.

Statements by the Chinese government in 2021 have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. For example, on July 6, 2021, the relevant PRC government authorities published the Opinions on Strictly Scrutinizing Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision and cooperation on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems on data security and cross-border transport and overseas listing of China-based companies. The PRC also proposed new rules or drafts of rules in 2021 that would require companies collecting or holding large amounts of data to undergo a cybersecurity review prior to listing in foreign countries, a move that would significantly tighten oversight over large China-based internet companies. On December 28, 2021, the CAC, jointly with 12 departments under the State Council, implemented the Measures for Cybersecurity Review, which became effective on February 15, 2022. According to the Measures for Cybersecurity Review, (i) operators of critical information infrastructure purchasing network products and services, and data processors carrying out data processing activities that affect or may affect China’s national security, are required to conduct a cybersecurity review and (ii) internet platform operators who control more than 1 million users’ personal information must report to the Cyber Security Review Office for a cybersecurity review if it intends to be listed in a foreign country. On July 7, 2022, the CAC implemented the Measures for Security Assessment on Cross-border Data Transport, which took effect in September 2022. The Measures stipulate that the data processors shall apply for cross-border data security assessment if: (i) the data to be provided overseas is significant; (ii) any personal information to be provided overseas by operators of critical information infrastructure or by data processors who control more than 1 million users’ personal information; (3) any personal information of more than 100,000 individuals or any sensitive personal information of more than10,000 individuals in aggregate has been provided overseas since January 1 of the previous year; and (4) other circumstance prescribed by the CAC.

On June 10, 2021, the Standing Committee of the PRC National People’s Congress, or SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information. On August 20, 2021, the SCNPC adopted the Personal Information Protection Law, which took effect as of November 1, 2021. The Personal Information Protection Law includes the basic rules for personal information processing, the rules for cross-border provision of personal information, the rights of individuals in personal information processing activities, the obligations of personal information processors, and the responsibilities for collection, processing, and use of personal information.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”), which became effective on March 31, 2023. The Trial Measures require that a PRC domestic enterprise seeking to offer and list its securities overseas, including direct and indirect issuance and listing (“Overseas Offering and Listing”), shall complete the filing procedures and submit the relevant information to the CSRC. The recognition of overseas indirect issuance and listing of PRC domestic enterprises shall follow the principle of substance over form. If the issuer meets both of the following circumstances, it shall be deemed an overseas indirect issuance and listing: (1) 50% or more of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main places of business are located in mainland China, or the senior managers in charge of its business operation and management are mostly Chinese citizens or domiciled in mainland China.

On September 24, 2024, the PRC State Council promulgated the Regulation on Network Data Security Management, which took effect on January 1, 2025. The aforesaid regulation stipulated that network data processors conducting any data processing activities that affect or may affect national security shall undergo national security review in accordance with relevant national regulations. Where it is indeed necessary to transfer any important data collected and generated within the territory of the PRC to an overseas party, the security assessment of outbound data transfer organized by the national cyberspace administration department shall be passed.

As of the date of this prospectus, we are not currently conducting any business or operations in mainland China. Moreover, our officers and directors are not engaging in any business operations or taking any position in mainland China on our behalf. Jingtian & Gongcheng, our counsel as to PRC law, has advised us that based on the current PRC laws and regulations and our practical business operation and those of our officers and directors on our behalf, our company, directors and officers are not currently required to obtain any prior permission, approval or registration from any PRC governmental authorities for this offering, including the CAC or the CSRC, and their oversight will not impact our officers and directors or their activities on our behalf. Further, as none of our officers and directors has engaged in data activities or the processing personal information in China, we currently believe that the regulations or policies that have been issued by the CAC to date are not applicable to our officers and directors. However, we could be incorrect in our assessment. If we learn we mistakenly did not obtain any necessary approval, these regulatory authorities (a) may impose fines and penalties on us and our officers and directors and (b) may also take actions requiring our directors and officers, or making it advisable for directors and officers, to terminate this offering. Further, such regulations and policies could result in a material change in a PRC company’s business operations if we look to acquire such a company and/or the value of its securities. Additionally, uncertainties still exist due to the possibility that laws, regulations, or policies in the PRC could change in the future. Any future action by the PRC government expanding the categories of industries, persons and companies whose foreign securities offerings are subject to review by the CSRC or the CAC could significantly limit or completely hinder our business objectives or our ability to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Moreover, given the PRC authorities have significant discretion in interpreting and applying their laws, rules and regulations, if we undertake a transaction in the PRC that involves data security or an industry that the PRC government is focusing on, we could be subject to review by the CSRC, CAC or other applicable governmental agency. Such review could be time consuming, could cause us to incur significant costs in responding to such agencies and/or rectifying any potential issues noted by such agencies or completely abandon a potential transaction.

We may not be able to complete a transaction with a U.S. company since such transaction may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Kin Sun Sze-To, our Chairman of the Board of Directors, currently has beneficial ownership of approximately 78.3% of our issued and outstanding ordinary shares. We are therefore considered a “foreign person” under the regulations administered by CFIUS and will continue to be considered as such in the future for so long as he has the ability to exercise control over us for purposes of CFIUS’s regulations. As such, a transaction with a U.S. business may be subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If any potential transaction with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit a voluntary notice to CFIUS, or to proceed with the transaction without notifying CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay a transaction, impose conditions to mitigate national security concerns with respect to such transaction or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent us from pursuing certain opportunities that we believe would otherwise be beneficial to us and our shareholders. As a result, we may be adversely affected in terms of competing with other companies which do not have similar foreign ownership issues.

Government regulations in the PRC that limit or prohibit foreign investments in certain industries might limit the potential number of acquisition candidates.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, require an offshore special purpose vehicle formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies and controlled by PRC persons or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Strictly Scrutinizing Illegal Securities Activities in Accordance with the Law,” or the “Opinions”, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. The Opinions and any related implementing rules to be enacted may subject us to compliance requirements in the future. Furthermore, the newly promulgated Trial Measures require that a PRC domestic enterprise shall file with the CSRC for its Overseas Offering and Listing through acquisitions, share swaps or other methods. Given the current regulatory environment in the PRC, if we look to consummate a transaction with a company that has major operations in China, we may be subject to the uncertainty of different interpretations and enforcement of the rules and regulations in the PRC, which may be adverse to us and adopted quickly with little advance notice.

While the application of the M&A Rules remains unclear, no official guidance and related implementation rules have been issued in relation to the Opinions and the Trial Measures are newly promulgated. The interpretation and implementation of the Opinions and the Trial Measures also remain unclear at this stage and are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form. We believe that no prior permission is required under the M&A Rules, the Opinions or the Trial Measures from any PRC governmental authorities (including the CSRC) for our consummating any securities offering as of the date of this prospectus. However, there can be no assurance that the relevant PRC governmental authorities, including the CSRC, would reach the same conclusion, or that the CSRC or any other PRC governmental authorities would not promulgate new rules or new interpretation of the current rules to require us to obtain CSRC or other PRC governmental approvals for any transaction with a business based in and primarily operating in China. If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required and was not obtained, we or our post-business combination company may face investigation, sanctions and penalties by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of Plastec Technologies’ securities. Any of the foregoing may impair our ability to consummate a transaction or limit the number of attractive acquisition candidates.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to our company.

Our executive offices are located in Hong Kong. Hong Kong is a Special Administrative Region of the PRC and enjoys a high degree of autonomy under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and custom, an independent judiciary system and a parliamentary system. The National People’s Congress of the PRC has the right to amend the Basic Law. We cannot assure you that there will not be any amendment to the Basic Law that may affect the judiciary and legal systems of Hong Kong and guarantee the implementation of the “one country, two systems” principle and the level of autonomy as currently in place at the moment. Any changes in the state of the political environment in Hong Kong may materially and adversely affect our business and operation. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our clients.

If we enter into a transaction utilizing a variable interest entity structure, we could be subject to significant penalties or be forced to relinquish our interests in those operations or we could be unable to assert our contractual control rights over the assets of the post-combination target company, which could cause the value of Plastec Technologies’ securities to depreciate significantly or become worthless.

We have not historically utilized, and do not currently intend to enter into any transaction in the future utilizing, a variable interest entity (“VIE”) structure. Notwithstanding the foregoing, we are not prohibited from doing so if we determine that such a transaction would be beneficial to us and our shareholders. For PRC domestic companies utilizing a VIE structure that apply for the Overseas Offering and Listing, the CSRC will consult the relevant authorities and it holds the view that such PRC domestic companies shall file with the CSRC under the Trial Measures for its Overseas Offering and Listing. However, since no specific laws or regulations on VIE structures have been published officially as of the date hereof, it is not known what rules or detailed implementations and interpretations will be promulgated on domestic companies utilizing VIE structures.

If we were to enter into a transaction utilizing a VIE structure, under relevant regulations and policies applicable at that time, the relevant regulatory authorities might have the discretion to:

●	revoke the business and operating licenses of the potential future target business;
●	confiscate relevant income and impose fines and other penalties;
●	discontinue or restrict the operations of the potential future target business;
●	require us or the potential future target business to restructure the relevant ownership structure or operations;
●	restrict or prohibit our use of capital to finance our businesses and operations in the relevant jurisdiction; or
●	impose conditions or requirements with which we or the potential future target business may not be able to comply.

Any of the foregoing could have a material adverse effect on our operations and the value of Plastec Technologies’ securities.

We are vulnerable to foreign currency exchange risk exposure.

Our foreign currency exchange risk arises from the fact that our financial statements are expressed in Hong Kong dollars. Our balance sheet uses the relevant prevailing period end exchange rate to convert all foreign currency amounts into Hong Kong dollars and our statement of comprehensive income records various payments and receipts using the relevant prevailing exchange rate on the date of each transaction. The different exchange rates prevailing at different times will give rise to foreign currency exchange exposures. In addition, the current peg of the exchange rate between the Hong Kong dollar and the U.S. dollar may be de-pegged or subject to an increased band of fluctuation. Fluctuations in the Hong Kong dollar exchange rates against other currencies may negatively impact our financial condition.

We intend to explore other currently unidentified investment opportunities and, accordingly, we are unable to currently ascertain the merits or risks of any such investment opportunity.

We intend to explore other currently unidentified investment opportunities to supplement our current minimal operations. Accordingly, there is no current basis for you to evaluate the possible merits or risks of any investment opportunity we may ultimately pursue. Although our management will endeavor to evaluate the risks inherent in any particular investment opportunity, we cannot assure you that we will properly ascertain or assess all of the significant risk factors or not be exposed to potential risks which could have a material and adverse effect on ability to manage our business. Further, as a result of our current minimal operations, limited resources for want of operating revenues and the need to maintain adequate control of our costs and expenses, we may not be able to attract, train, motivate and recruit suitably qualified personnel to explore or effect any investment opportunity thereby making it difficult for you to evaluate our long term business, financial performance and prospects. If we do not succeed in launching new business upon any investment opportunity to supplement our current minimal operations, our future results of operations and growth prospects may be materially and adversely affected.

Our search for other unidentified investment opportunities may be materially adversely affected by health pandemic or other adverse events.

Any new outbreaks, or continuation of any existing outbreaks, of any infectious disease (such as COVID-19) or other events (such as terrorist attacks, armed conflicts or natural disasters) could adversely affect the economies and financial markets worldwide, and the business of any potential target with which we consummate transaction could be materially and adversely affected. Furthermore, we may be unable to complete transaction if concerns relating to any outbreak of a disease restricts travel or limits the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers. The extent to which any new outbreak or the continuation of any existing situation impacts our operations will depend on future developments, which are highly uncertain and cannot be predicted. If any such event (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) continues for an extensive period of time, our ability to consummate a transaction, or the operations of a target with which we ultimately consummate a transaction, may be materially adversely affected.

In addition, our ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by any of the foregoing events, including, as a result of increased market volatility and a decline in real activity, decreased market liquidity in third-party financing being unavailable on terms acceptable to us or at all.

U.S. laws and regulations may restrict or eliminate our ability to complete a transaction with certain companies.

Future developments in U.S. laws may restrict our ability or willingness to complete certain transactions with companies. For instance, as described above, the recently enacted HFCAA and AHFCAA would restrict our ability to consummate a business combination with a target business unless that business met certain standards of the PCAOB and would require delisting of a company from U.S. national securities exchanges if the PCAOB is unable to inspect its public accounting firm for certain time periods. The HFCAA also requires public companies to disclose, among other things, whether they are owned or controlled by a foreign government, specifically, those based in China. We may not be able to consummate a transaction with a favored target business due to these laws.

Our search for a transaction, and any target with which we may ultimately consummate a transaction, may be materially adversely affected by global geopolitical conditions resulting from conflicts.

United States and global markets have experienced volatility and disruption following the geopolitical instability resulting from armed conflicts. Although the length and impact of conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the abovementioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions could adversely affect our search for a transaction and any target with which we may ultimately consummate a transaction.

The extent and duration of ongoing conflicts, resulting sanctions and any related market disruptions are impossible to predict, but could be substantial, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. Any such disruptions may also have the effect of heightening many of the other risks described in this section. If these disruptions or other matters of global concern continue for an extensive period of time, our ability to consummate a transaction, or the operations of a target with which we ultimately consummate a transaction, may be materially adversely affected.

Risks Related to Us and Securities of Plastec Technologies

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside the United States.

Our corporate affairs are governed by our second amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and certain states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

There is also uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or
●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The uncertainty relates to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands exempted company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. The courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that: (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

As a result of all of the above, shareholders may have more difficulty in protecting their interests than they would as public shareholders of a United States company.

Investors may have difficulty enforcing judgments against members of our management because they reside outside the United States, including in Hong Kong.

Our directors and officers are nationals or residents of jurisdictions other than the United States, including Hong Kong. As a result, it may not be possible for investors in the United States to enforce their legal rights or to effect service of process upon our directors or officers. A judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may not be enforceable in or recognized by the courts of the jurisdictions where our directors and officers reside, and the judicial recognition process may be time-consuming. It may be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against our officers and directors.

In particular, service of process upon Hong Kong-based individuals may be difficult to obtain. There is also uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against Hong Kong-based individuals predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against Hong Kong-based individuals predicated upon the securities laws of the United States or any state in the United States. Currently, Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

We may be treated as a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we would be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our ordinary shares, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. As a result of the disposition of all of our shareholdings in Plastec in October 2016 and based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries and our current plans of operation, we are expected to be treated as a PFIC. However, our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

A national securities exchange may not list the securities of Plastec Technologies, or if a national securities exchange does grant such listing, it could thereafter delist its securities, which could limit investors’ ability to make transactions in its securities and subject us to additional trading restrictions.

We may consider applying to have the ordinary shares of Plastec Technologies listed on a national securities exchange if circumstances permit. However, there is no assurance that such an application will be made or that we will be successful in our efforts to have such securities listed. If a national securities exchange does not list such securities or if it grants such listing and thereafter delists such securities, we could face significant material adverse consequences, including:

●	A limited availability of market quotations for such securities;
●	A reduced liquidity with respect to such securities;
●	A determination that our ordinary shares are “penny stocks” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for such shares;
●	A limited amount of news and analyst coverage for us; and
●	A decreased ability to issue additional securities or obtain additional financing in the future.

If Plastec Technologies’ ordinary shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in its securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and Plastec Technologies’ ordinary shares have a market price per share of less than $5.00, transactions in such ordinary shares may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;
●	receive the purchaser’s written agreement to the transaction prior to sale;
●	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and
●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If Plastec Technologies’ ordinary shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in such securities may be adversely affected. As a result, the market price of such securities may be depressed, and you may find it more difficult to sell such securities.

If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ordinary shares may be adversely affected.

We are required to have in place certain financial and disclosure control procedures and corporate governance practices that enable us to comply, on a stand-alone basis, with the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission, or the SEC, rules. If we are unable to implement solutions to any weaknesses in our internal controls and procedures, or if we fail to maintain an effective system of internal controls in the future, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our ordinary shares may be adversely impacted.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and file annual management assessments of their effectiveness with the SEC. The management assessment to be filed is required to include a certification of our internal controls by our chief executive officer and chief financial officer. In addition to satisfying requirements of Section 404, we may also make improvements to our management information system to computerize certain manual controls, establish a comprehensive procedures manual for US GAAP financial reporting, and increase the headcount in the accounting and internal audit functions with professional qualifications and experience in accounting, financial reporting and auditing under US GAAP.

If we become an “accelerated filer” or a “large accelerated filer” as those terms are defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our auditors will be required to attest to our evaluation of internal controls over financial reporting. Unless we successfully design and implement changes to our internal controls and management systems, or if we fail to maintain the adequacy of these controls as such standards are modified or amended from time to time, we may not be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002. As a result, our auditors may be unable to attest to the effectiveness of our internal controls over financial reporting. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect the price of our ordinary shares and our ability to raise additional capital.

Our executive officers have limited experience managing a public company subject to United States securities laws and preparing financial statements in U.S. GAAP.

Our chief executive officer and chief financial officer, who are primarily responsible for the disclosure contained in our annual reports and financial statements filed with the SEC, have limited experience as officers of a public company subject to United States securities laws since we are the first and only United States public company they have managed. As a result, our executive officers chiefly in charge of our disclosure have limited experience with United States securities laws and U.S. GAAP. Accordingly, they may not have sufficient knowledge to properly interpret the extensive SEC financial reporting and disclosure rules or all relevant U.S. GAAP accounting standards and guidance, and may have to rely on third party advisers for compliance. If we are unable to engage knowledgeable third party advisers or our executive officers improperly interpret SEC financial reporting and disclosure rules and U.S. GAAP accounting standards and guidance, investor confidence and the market price of our securities may be adversely impacted.

One of our directors and officers controls a significant amount of ordinary shares of Plastec Technologies and his interests may not align with the interests of our other shareholders.

Kin Sun Sze-To, our Chairman of the Board of Directors, currently has beneficial ownership of approximately 78.3% of Plastec Technologies’ issued and outstanding ordinary shares. This significant concentration of share ownership may adversely affect or reduce the trading price of our ordinary shares because investors often perceive a disadvantage in owning shares in a company with one or several controlling shareholders. Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring shareholders’ approvals, including electing directors and approving mergers or other business combination transactions. These actions may be taken even if they are opposed by our other shareholders. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company.

Our executive officers have become affiliated with SYB following divestment of our shareholdings in Plastec and have thereafter allocated their time in pursuit of businesses of Plastec thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to remain as a going concern.

Our executive officers are not required to commit their full time to our affairs, which could create a conflict of interest when allocating their time between our operations (albeit limited currently) and their commitments vis-à-vis Plastec as part and parcel of our divestment of our shareholdings in Plastec to SYB. None of our executive officers is obligated to devote any specific number of hours to our affairs. If their other business affairs vis-à-vis Plastec require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to remain as a going concern from a long-term perspective. Additionally, our executive officers may become aware of business opportunities which may be appropriate for presentation to us and SYB/Plastec to which they owe fiduciary duties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. As a result, a potential business opportunity may preferentially be presented to SYB/Plastec ahead, or instead, of to us and we may not be afforded a realistic chance of exploring any business opportunity.

Our ability to consummate any investment opportunity will be dependent on the efforts of our key personnel.

Our ability to successfully effect any investment opportunity will be dependent upon the efforts of our key personnel. As indicated above, our executive officers are not required to commit their full time efforts to our affairs. Accordingly, there is no assurance that they will spend sufficient time to our locating any potential investment opportunity. Further, the unexpected loss of our executives could have a detrimental effect on us and our ability to realize any potential investment opportunity.

Because of our limited resources, other companies may have a competitive advantage in locating and consummating investment opportunities.

We expect to encounter competition from entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for investment opportunities. Many of these entities are well established and have extensive experience in identifying and effecting investment opportunities directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. The foregoing may place us at a competitive disadvantage in successfully locating and consummating any investment opportunity.

In addition to the foregoing, in recent years and especially since the fourth quarter of 2020, the number of public blank check companies that have been formed has increased substantially. As a result, fewer attractive targets may be available, and it may require more time, more effort and more resources to identify a suitable target and to consummate a transaction. Attractive deals could also become scarcer for other reasons, such as economic or industry sector downturns, geopolitical tensions, or increases in the cost of additional capital needed to close a transaction or operate targets. This could increase the cost of, delay or otherwise complicate or frustrate our ability to find and consummate an attractive transaction, and may result in our inability to consummate a transaction on terms favorable to our investors altogether.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with SEC rules and other legal requirements. The SEC has recently proposed rules applicable to blank check companies and certain shell companies that, if adopted, could make it more expensive and difficult to consummate a transaction. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly.

Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete a transaction and results of operations.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents.

The market price for Plastec Technologies’ shares may be volatile.

The market price for Plastec Technologies’ shares is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our operating results and changes or revisions of our expected results;
●	changes in financial estimates by securities research analysts;
●	fluctuations of exchange rates between the RMB, the Hong Kong dollar and the U.S. dollar.

Volatility in the price of Plastec Technologies’ shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.

The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices have been and continue to be extremely volatile. Volatility in the price of Plastec Technologies’ shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against such company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

If we do not pay dividends, shareholders may benefit from an investment in Plastec Technologies’ shares only if those shares appreciate in value.

The payment of dividends in the future, of which there can be no assurance, will be entirely within the sole discretion of our board of directors and will largely be contingent upon our cash flow needs for future development; all of which may be adversely affected by one or more of the factors described herein. Accordingly, we may not declare or pay additional dividends in the future. Even if the board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board may deem relevant. If we determine not to pay any dividends in the future, realization of a gain on shareholders’ investments will depend on the appreciation of the price of Plastec Technologies’ shares, and there is no guarantee that such shares will appreciate in value.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents will be sufficient to meet our anticipated cash needs at least for the next twelve months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more additional credit facilities. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The following factors, among others, could cause actual results to materially differ from those set forth in the forward-looking statements:

●	continued compliance with government regulations;
●	changing legislation or regulatory environments;
●	requirements or changes affecting the businesses in which we are engaged;
●	changing interpretations of accounting principles;
●	general economic conditions; and
●	other relevant risks detailed in our filings with the Securities and Exchange Commission.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in this prospectus in the section titled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

PER SHARE MARKET INFORMATION

Plastec Technologies’ ordinary shares are quoted on the OTC Bulletin Board under the symbols “PLTYF”. We may consider applying to have such ordinary shares listed on a national securities exchange, if circumstances permit. We can provide no assurance, however, that we will so apply, that any such exchange will approve our application, if made, or that Plastec Technologies’ ordinary shares will ever become so listed.

Approximate Number of Holders of Securities

As of April 28, 2025, there were 17 shareholders of record holding a total of 12,938,128 of our ordinary shares.

CAPITALIZATION

The following table sets forth our capitalization, as of May 31, 2025, on an actual basis:

You should read this table in conjunction with “Management Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and related notes included elsewhere in this prospectus. The information presented in the capitalization table below is unaudited.

As of May
31, 2025
Actual
(in HK$’000, except per share data)	(unaudited)
Bank borrowings	—

Equity:
Preferred shares (US$0.001 par value; 1,000,000 share authorized, none issued and outstanding)	—
Ordinary shares (US$0.001 par value; 100,000,000 shares authorized, 12,938,128 shares issued and outstanding as of April 30, 2024)	101

Additional paid-in capital	26,049

Accumulated other comprehensive income	(30)

Retained earnings	16,674

Total shareholders’ equity	42,794

Total capitalization	42,794

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities under this prospectus.

DIVIDEND POLICY

The payment of dividends in the future, of which there can be no assurance, will be entirely within the sole discretion of our board of directors and will largely be contingent upon our cash flow needs for future development; all of which may be adversely affected by one or more of the factors discussed in “Risk Factors.” Accordingly, we may not declare or pay any additional dividends in the future. Even if the board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board may deem relevant.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We used to be a vertically integrated plastic manufacturing services provider providing comprehensive precision plastic manufacturing services (through our former wholly owned subsidiary, Plastec) from mold design and fabrication and plastic injection manufacturing to secondary-process finishing as well as parts assembly to leading international OEMs, ODMs and OBMs of consumer electronics, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys.

Following consummation of the divestment transactions on October 11, 2016 and pursuant to the terms of the Agreement more particularly described in the “Corporate History and Developments” section of this prospectus, we no longer own Plastec with the result that our only operations have generally been to (i) complete the construction of our manufacturing plant in Kai Ping, China which was disposed of and transferred to Plastec upon its establishment on April 20, 2018 pursuant to the terms of the Manufacturing Plant Transfer Agreement (ii) collect rental income from certain property we used to own and which was being leased to one of Plastec’s subsidiaries until November 2019 when the former subsidiary of ours that held the property was disposed of to an unaffiliated third party pursuant to the terms of the Assets Disposal Agreement, (iii) collect the payments upon Plastec achieving the performance targets for the years ended December 31, 2016 through 2018 and (iv) to explore other investment opportunities.

To date, we have not identified any investment opportunities, the pursuit of which we believe would be advantageous to us to supplement our current minimal operations. As a result, we cannot assure you that we will be able to locate any such investment opportunity in the future and accordingly there is no current basis for you to evaluate the possible merits or risks of any investment opportunity we may ultimately pursue. Although we don’t currently intend to consummate a transaction with a business in the PRC, we are not prohibited from doing so in the future if we determine such a transaction would be beneficial to us and our shareholders.

Although our management will endeavor to evaluate the risks inherent in any particular investment opportunity, we cannot assure you that we will properly ascertain or assess all of the significant risk factors or not be exposed to potential risks which could have a material and adverse effect on ability to manage our business. Further, as a result of our current minimal operations, limited resources for want of operating revenues and the need to maintain adequate control of our costs and expenses, we may not be able to attract, train, motivate and recruit suitably qualified personnel to explore or effect any investment opportunity thereby making it difficult for you to evaluate our long term business, financial performance and prospects. If we do not succeed in launching any new business upon an investment opportunity to supplement our current minimal operations, our future results of operations and growth prospects may be materially and adversely affected arising from a lack of business diversification.

We have not historically utilized, and do not currently intend to enter into any transaction in the future utilizing, a VIE structure. Notwithstanding the foregoing, we are not prohibited from doing so if we determine that such a transaction would be beneficial to us and our shareholders. If we entered into a transaction in the future utilizing a VIE, we would be subject to the related risks applicable to companies that utilize such entities including but not limited to the fact that our investors may never directly hold equity interests in the VIE and instead only hold interests in a holding company and the possibility that the Chinese regulatory authorities could disallow the VIE structure entirely, which could result in limiting the target companies available to us, or result in a material change in our operations and/or the value of Plastec Technologies’ ordinary shares if we have completed a transaction with a company with major operations in China through a VIE structure. Additionally, for PRC domestic companies utilizing VIE structures that apply for the Overseas Offering and Listing, the CSRC will consult the relevant authorities and it holds the view that such PRC domestic companies shall file with the CSRC under the Trial Measures for its Overseas Offering and Listing. However, since no specific laws or regulations have been published officially, it is not known what rules or detailed implementations and interpretations will be promulgated on PRC domestic companies with VIE structures. Any of the foregoing could adversely affect us if we determine to enter into a transaction utilizing a VIE structure.

Our ability to successfully effect any investment opportunity will also be dependent upon the efforts of our key personnel. However, our executive officers are not required to, and it is unlikely that they will, commit and devote their full time efforts to our affairs. Accordingly, there is no assurance that they will spend sufficient time to our locating any potential investment opportunity. Further, the unexpected loss of our executives could have a detrimental effect on us and our ability to realize any potential investment opportunity.

Further, we expect to encounter competition from entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for investment opportunities. Many of these entities are well established and have extensive experience in identifying and effecting investment opportunities directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. The foregoing may place us at a competitive disadvantage in successfully locating and consummating any investment opportunity.

In addition to the foregoing, in recent years and especially since the fourth quarter of 2020, the number of public blank check companies that have been formed has increased substantially. As a result, fewer attractive targets may be available, and it may require more time, more effort and more resources to identify a suitable target and to consummate a transaction. Attractive deals could also become scarcer for other reasons, such as economic or industry sector downturns, geopolitical tensions, or increases in the cost of additional capital needed to close a transaction or operate targets. This could increase the cost of, delay or otherwise complicate or frustrate our ability to find and consummate an attractive transaction, and may result in our inability to consummate a transaction on terms favorable to our investors altogether.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect:

●	the reported amounts of its assets and liabilities;
●	the disclosure of its contingent assets and liabilities at the end of each reporting period; and
●	the reported amounts of revenues and expenses during each reporting period.

We continually evaluate these estimates based on our own experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Some of our accounting policies require a higher degree of judgment than others in their application. When reading our consolidated financial statements, you should consider:

●	our selection of critical accounting policies;
●	the judgment and other uncertainties affecting the application of such policies; and
●	the sensitivity of reported results to changes in conditions and assumptions.

We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements:

Property, plant and equipment

Property, plant and equipment are stated at acquisition cost less accumulated depreciation. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Depreciation is provided to write off the cost less their residual values over their estimated useful lives, using the straight-line method, at the following rates per annum:

Motor vehicles	20%
Computer equipment	33.33%
Furniture & office equipment	20%
Fixtures & fittings	20%

The assets’ estimated residual values, depreciation methods and estimated useful lives are reviewed, and adjusted if appropriate, at each reporting date.

The gain or loss arising on retirement or disposal is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the consolidated statement of income.

All other costs, such as repairs and maintenance are charged to the operations during the financial period in which they are incurred.

Tax accounting

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes for all open years subject to any statute of limitations in each of the jurisdictions in which we operate. Significant judgment is required in evaluating and determining our provision for income taxes, including amounts related to any uncertain tax positions estimated based on the recognition and measurement criteria of ASC 740 as well as currently known facts and circumstances. Therefore, inherent uncertainties exist in our estimates of our tax positions. Although we believe our reserves are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in our historical income tax provisions and accruals or may not result in liabilities which could be materially different from these estimates. We adjust these reserves in the light of changing facts and circumstances, such as closing of tax audit, or changes in tax law. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the effect of reserve provisions and changes to reserves that are considered appropriate. We have filed tax returns that are subject to audit or examination by competent tax authorities. Although the ultimate outcome is unknown, we believe that any adjustments that may result from tax return audits or examinations are not likely to have a material or adverse effect on our consolidated results of operations, financial condition or cash flows.

Impairment of long-lived assets

We periodically evaluate the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Revenues

No revenues were generated in the fiscal years ended December 31, 2022, 2023 and 2024, whilst we had recorded other income of approximately HK$91,000 from reversed over-accrued expenses for fiscal year ended December 31, 2022, and approximately HK$118,000 mainly from gain on disposals of plant and equipment for fiscal year ended December 31, 2024.

	Fiscal Years Ended December 31,
	2022		2023		2024

	(HK$’000)
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Other income	91	100.0%	—	0.0%	118	100.0%

Operating Costs

Our operating expenses in fiscal years ended December 31, 2022, 2023 and 2024 consisted of the following:

	Fiscal Years Ended December 31,
	2022		2023		2024

	(HK$’000)
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Selling, general and administrative expenses	3,326	100.0%	3,084	100.0%	4,813	100.0%

Selling, General and Administrative Expenses

Our selling, general and administrative expenses consisted primarily of office expenses, depreciation, legal and professional expenses, directors’ compensation, insurances, transportation and motor vehicles related expenses.

Income Tax

Cayman Islands. We are incorporated in the Cayman Islands. The government of the Cayman Islands will not, under existing legislation, impose any income tax upon the Company or its shareholders.

British Virgin Islands. Our subsidiaries which are incorporated in the British Virgin Islands are exempted from income tax in the British Virgin Islands on their foreign-derived income.

Hong Kong. Our remaining Hong Kong subsidiary is subject to income tax on its assessable profits in Hong Kong at the prevailing corporate tax rates of 8.25% on assessable profits up to HK$2 million and 16.5% on any part of assessable profits over HK$2 million. For the years ended December 31, 2022 and 2023, however, our Hong Kong subsidiary recorded nil Hong Kong Profits Tax on the basis that it did not have any assessable profits arising in or derived from Hong Kong.

The Company had accounted for the uncertain tax positions affecting its consolidated financial position, results of operations or cash flows for previous tax years subject to examination by the relevant tax authorities. For the year ended December 31, 2024, final tax assessments for the previous open tax years were issued by the Inland Revenue Department of Hong Kong and the Company had fully settled the respective tax amount in due course and considered that no uncertain tax position should be recorded as of December 31, 2024.

Review of Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements, including the related notes that appear elsewhere in this Form 20-F.

	Fiscal Year ended December 31,
	2022	2023	2024
	HK$	HK$	HK$
	(HK$’000)
Revenues	—	—	—

Operating expenses, net
Selling, general and administrative expenses	(3,326)	(3,084)	(4,813)
Other income	91	—	118
Total operating expenses, net	(3,235)	(3,084)	(4,695)
Loss from operations	(3,235)	(3,084)	(4,695)
Interest income	917	4,065	4,543
Profit/(Loss) before income tax expense	(2,318)	981	(152)
Income tax expense from operations	(907)	(1,047)	(7,758)
Net loss from operations attributable to the Company’s shareholders	(3,225)	(66)	(7,910)

Year ended December 31, 2024 compared to year ended December 31, 2023

Other income. We recorded other income of approximately HK$118,000 mainly from gain on disposals of plant and equipment for fiscal year ended December 31, 2024 and nil for the fiscal year ended December 31, 2023.

Selling, general and administrative expenses. Our selling, general and administrative expenses for the year ended December 31, 2024 increased by approximately HK$1.7 million or 54.8% to approximately HK$4.8 million from approximately HK$3.1 million in the year ended December 31, 2023. The increase was mainly attributable to increased rental expenses and depreciation of furniture and fittings and office equipment of a new office, and increased legal and professional expenses during the year.

Loss from operations. Our loss from operations for the year ended December 31, 2024 was approximately HK$4.7 million, compared to a loss of approximately HK$3.1 million for the year ended December 31, 2023, as a result of increased selling, general and administrative expenses for the year.

Income tax expenses. Our income tax expenses for the year ended December 31, 2024 increased by approximately HK$6.7 million to HK$7.8 million from HK$1.1 million in the year ended December 31, 2023. The increase was due to the settlement of the final tax assessments including related tax penalty and interest for the previous open tax years issued by the Inland Revenue Department of Hong Kong during the year.

Net loss. Our net loss for the year ended December 31, 2024 was approximately HK$7.9 million, compared to net loss of approximately HK$0.07 million for the year ended December 31, 2023.

Year ended December 31, 2023 compared to year ended December 31, 2022

Other income. We did not record any operating income for the fiscal years ended December 31, 2023, whilst recorded other income of approximately HK$91,000 from reversed over-accrued expenses for fiscal year ended December 31,2022.

Selling, general and administrative expenses. Our selling, general and administrative expenses for the year ended December 31, 2023 decreased by approximately HK$0.2 million or 6.1% to approximately HK$3.1 million from approximately HK$3.3 million in the year ended December 31, 2022. This was mainly attributable to the less legal and professional fees incurred during the year ended December 31, 2023.

Loss from operations. Our loss from operations for the year ended December 31, 2023 was approximately HK$3.1 million, compared to a loss of approximately HK$3.2 million for the year ended December 31, 2022. The reduction was mainly resulted from the decreased selling, general and administrative expenses during the year ended December 31, 2022.

Income tax expenses. Our income tax expenses for the year ended December 31, 2023 increased by approximately HK$0.14 million to HK$1.05 million from HK$0.91 million in the year ended December 31, 2022.

Net loss. Our net loss for the year ended December 31, 2023 was approximately HK$0.07 million, compared to net loss of approximately HK$3.23 million for the year ended December 31, 2022. It was because we recorded interest income of approximately HK$4.1 million for the year ended December 31, 2023 compared to the interest income of approximately HK$0.9 million for the year ended December 31, 2022 for the prevailing increased deposit interest rates.

Liquidity and Capital Resources

Our operations have been generally funded through a combination of net cash generated from past operations and equity capital. We believe that we have adequate working capital to finance our current operations.

Summary of Cash Flows

	Year Ended December 31,
	2022	2023	2024

	(HK$’000)
Net Cash From Operating Activities	(3,086)	664	(17,256)
Net Cash From Investing Activities	—	(7)	445
Net Cash From Financing Activities	—	—	(35,321)
	(3,086)	657	(52,132)

Year ended December 31, 2024 compared to year ended December 31, 2023

Net Cash From Operating Activities. For the year ended December 31, 2024, we recorded a net cash outflow from operating activities of approximately HK$17.3 million compared to a net cash inflow from operating activities of approximately HK$0.7 million for the year ended December 31, 2023. The decrease was mainly attributable to cash settlement of tax assessments including related tax penalty and interest for the previous open tax years issued by the Inland Revenue Department of Hong Kong during the year.

Net Cash From Investing Activities. We recorded a cash inflow of approximately HK$0.4 million for proceeds from disposals of plant and equipment for the year ended December 31, 2024, compared to a cash outflow of approximately HK$7 thousand for acquisition of computer equipment for the year ended December 31, 2023.

Net Cash From Financing Activities. For the year ended December 31, 2024, we recorded a cash outflow of approximately HK$35.3 million for the payment of interim dividends declared at US$0.35 per share to the holders of the Company’s ordinary shares. For the year ended December 31, 2023, we recorded nil cash inflow and outflow from financing activities.

Year ended December 31, 2023 compared to year ended December 31, 2022

Net Cash From Operating Activities. For the year ended December 31, 2023, we recorded a net cash inflow from operating activities of approximately HK$0.7 million compared to a net cash outflow from operating activities of approximately HK$3.1 million for the year ended December 31, 2022. These were mainly attributable to more net cash used in continuing operations during the year.

Net Cash From Investing Activities. For the year ended December 31, 2023, we recorded a net cash outflow from investing activities of approximately HK$7 thousand for acquisition of computer equipment, compared to no cash inflow or outflow from investing activities for the year end December 31, 2022.

Net cash generated from financing activities. For the year ended December 31, 2023 and 2022, we recorded no cash inflow or outflow financing activities.

Working capital

We believe that we have adequate working capital for our present requirements and that our cash and cash equivalents will provide sufficient funds to satisfy our working capital requirements for the period ending 12 months from the date of this Form 20-F. As at the year ended December 31, 2023, we had a cash and bank balance of approximately HK$44.2 million, of which approximately HK$14.1 million was denominated in Hong Kong Dollars and approximately HK$30.1 million equivalent was denominated in US Dollars, respectively.

Indebtedness

As of December 31, 2024, our indebtedness was nil.

As of December 31, 2024, our estimates for contractual cash commitments, interest commitment and operating lease obligations were all nil.

Quantitative and Qualitative Disclosures About Market Risks

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices.

Foreign exchange risk. Up until November 2019, our income was mainly denominated in Renminbi whereas our costs and capital expenditures were largely denominated in Renminbi and other foreign currencies. Fluctuations in currency exchange rates, particularly among the Hong Kong dollar, U.S. dollar and Renminbi, could have a significant impact on our financial condition and results of operations, affect our gross and operating profit margins and result in foreign exchange and operating gains or losses. After completion of the disposal of our former subsidiary that generated rental revenues pursuant to the terms of the Assets Disposal Agreement in November 2019, we recorded no operating income from our continuing operations. We recorded aggregate net foreign currency exchange gain of approximately HK$Nil, HK$Nil million and HK$Nil for the years ended December 31, 2022, 2023 and 2024, respectively. We currently do not plan to enter into any hedging arrangements, such as forward exchange contracts and foreign currency option contracts, to reduce the effect of our foreign exchange risk exposure, if any. However, if we decided to enter into any such hedging activities in the future, there is no assurance that we would be able to effectively manage our foreign exchange risk exposure.

Seasonality

We have not been subject to any seasonality in our continuing operations in any material respect.

Subsequent Material Changes

There have been no material changes in our financial condition and results of operations subsequent to December 31, 2024.

CORPORATE HISTORY AND STRUCTURE

We are a Cayman Islands exempted company incorporated under the Companies Act. We were incorporated on March 27, 2008 as an exempted company with limited liability. We were originally incorporated under the name “GSME Acquisition Partners I” for the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, an operating business, or control of such operating business through contractual arrangements, that had its principal operations located in the PRC.

On November 25, 2009, we closed our initial public offering, or “IPO,” of 3,600,000 units with each unit consisting of one ordinary share and one warrant, or “public warrants,” each to purchase one ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,000,000. We also issued to the underwriters in the IPO an aggregate of 360,000 unit purchase options, each to purchase a unit identical to the units sold in the IPO, at an exercise price of $15.00 per unit, of which 70,375 unit purchase options were subsequently repurchased by us in April 2012. Simultaneously with the consummation of the IPO, we consummated the private sale of 3,600,000 warrants, or “insider warrants,” at a price of $0.50 per warrant, generating total proceeds of $1,800,000. In connection with the IPO, our initial shareholders placed a total of 1,200,000 ordinary shares, or “initial shares”, in escrow pursuant to an escrow agreement with Continental Stock Transfer & Trust Company, as escrow agent.

From the consummation of our IPO until August 6, 2010, we were searching for a suitable target business to acquire. On August 6, 2010, we entered into an agreement and plan of reorganization, or “Merger Agreement,” with Plastec, each of the former Plastec shareholders and our merger subsidiary, which provided, among other things, that our wholly owned subsidiary would merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours. The Merger Agreement was subsequently amended in September 2010 and December 2010 but continued to provide for our wholly owned subsidiary to merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours then. On December 10, 2010, we held an extraordinary general meeting of our shareholders, at which our shareholders approved the merger and other related proposals. On December 16, 2010, we closed the merger. At the closing, we issued to the former shareholders of Plastec an aggregate of 7,054,583 ordinary shares and agreed to issue the former Plastec shareholders an aggregate of 9,723,988 additional earnout shares upon the achievement by Plastec of certain net income earnout targets. Also at the closing, 2,615,732 of the public shares sold in our IPO were converted into cash and cancelled based on the election of the holders to exercise their conversion rights. In connection with the merger, our business then became the business of Plastec and we changed our name to “Plastec Technologies, Ltd.” On April 30, 2011, we further amended the Merger Agreement to remove certain earnout provisions contained within it and to issue an aggregate of 7,486,845 ordinary shares to the former Plastec shareholders. We subsequently repurchased from one of the former Plastec shareholders an aggregate of 1,570,000 shares.

In connection with the merger with Plastec, we amended the terms of the escrow agreement with the initial shareholders to include in escrow an aggregate of 2,418,878 of the insider warrants and to provide additional restrictions on the release from escrow of all of the securities, including the requirement to raise certain financing by December 16, 2011. On December 16, 2011, the escrow agreement was again amended and the date on which the required financing was needed by was extended to March 16, 2012. No funds were ultimately raised and as a result, a total of 806,293 initial shares and the entire 2,418,878 insider warrants held in escrow were automatically repurchased by us for an aggregate consideration of $0.01 and cancelled.

In December 2011, we announced the establishment of the 2011 Repurchase Program. Under the 2011 Repurchase Program, which was subsequently extended and expanded, we were allowed to repurchase up to $5.0 million of our ordinary shares and public warrants in both open market and privately negotiated transactions at the discretion of our management and as market conditions allowed. At the completion of the 2011 Repurchase Program on September 25, 2013, we had repurchased 832,765 ordinary shares and 85,000 public warrants.

In September 2013, we announced the new 2013 Repurchase Program. Under the 2013 Repurchase Program, which was subsequently extended and expanded, we were allowed to repurchase up to $5.0 million of Plastec Technologies’ units, ordinary shares and public warrants in both open market and privately negotiated transactions at the discretion of our management and as market conditions allowed. The 2013 Repurchase Program (as extended) was valid through September 25, 2023 and expired on such date. We had repurchased an aggregate of 586,010 ordinary shares and 547,600 public warrants under the 2013 Repurchase Program.

On November 18, 2014, all issued and outstanding public warrants, insider warrants and unit purchase options expired and are no longer outstanding.

On November 14, 2015, we entered into the Agreement with SYB and its wholly-owned subsidiary, SYIM. Pursuant to the Agreement, SYIM was to purchase, through a wholly-owned Hong Kong subsidiary, the entirety of our shareholder interests in Plastec for an aggregate Transfer Price of RMB1,250,000,000 (or US$181,159,420), in cash. Of the Transfer Price, RMB875,000,000 (or US$126,811,594) was payable within 60 days after the China Securities Regulatory Commission approved of the Issuance (as defined in the Agreement) and SYB’s receipt of the funds raised through the Issuance, the latter of which was confirmed by SYB to have happened by July 29, 2016. Accordingly, payment of the initial portion of the Transfer Price was made to us on September 21, 2016.

The Remaining Amount of RMB375,000,000 (or US$54,347,826) was deposited into a bank account supervised and administered by SYB and us jointly. Payments from the bank account were to be made to us upon Plastec achieving the Performance Commitments as described below:

Year ending December 31,	Net Profit Target	Payment Amount
2016	HK$161,211,000	RMB113,250,000 (US$16,413,043)
2017	HK$177,088,000	RMB124,380,000 (US$18,026,087)
2018	HK$195,408,000	RMB137,370,000 (US$19,908,696)

On October 11, 2016, the parties consummated the transactions contemplated by the Agreement after the fulfillment of certain other conditions, as described in the Agreement. As a result, we no longer own Plastec.

By a letter dated May 10, 2017, SYB confirmed and acknowledged to us that Plastec’s audited net profit (on a consolidated basis, after deducting non-recurring gains and losses) for the year ended December 31, 2016 was HK$183,958,100, which was in excess of the performance target for the year ended December 31, 2016, set at HK$161,211,000 in the Agreement, by HK$22,747,100 or approximately 14.1%. Accordingly, we were paid a further sum of RMB113,250,000 (or US$16,413,043) of the Remaining Amount on June 1, 2017 in accordance with the terms of the Agreement.

By a letter dated March 28, 2018, SYB confirmed and acknowledged to us that Plastec’s audited net profit (on a consolidated basis, after deducting non-recurring gains and losses) for the year ended December 31, 2017 was HK$183,124,000, which was in excess of the performance target for the year ended December 31, 2017, set at HK$177,088,000 in the Agreement, by HK$6,036,000 or approximately 3.4%. Accordingly, we were paid a further sum of RMB124,380,000 (or US$18,026,087) of the Remaining Amount on May 25, 2018 in accordance with the terms of the Agreement.

By a letter dated April 26, 2019, SYB confirmed and acknowledged to us that Plastec’s audited net profit (on a consolidated basis, after deducting non-recurring gains and losses) for the year ended December 31, 2018 was HK$262,954,000, which was in excess of the performance target for the year ended December 31, 2018, set at HK$195,408,000 in the Agreement, by HK$67,546,000 or approximately 34.6%. Accordingly, we were paid a further sum of RMB137,370,000 (or US$19,908,696) of the Remaining Amount on May 30, 2019 in accordance with the terms of the Agreement.

On March 30, 2018, Viewmount entered into the Manufacturing Plant Transfer Agreement with Plastec (then a wholly owned subsidiary of SYB) pursuant to the terms and conditions of which Viewmount was to transfer the ownership interests in certain of its former subsidiaries holding the newly established manufacturing plant in Kai Ping, China through their PRC subsidiaries to Plastec for a total consideration of approximately HK$70,000 (or US$8,974), representing the actual registered capital injected by Viewmount into the relevant subsidiaries.

On April 20, 2018, the parties consummated the transactions contemplated by the Manufacturing Plant Transfer Agreement. The parties also settled all account payables owed by the relevant subsidiaries to Viewmount at the closing, totaling HK$258,910,000 (or US$33,193,590).

On November 15, 2019, Viewmount entered into the Assets Disposal Agreement with the Purchaser, pursuant to which Viewmount was to transfer the ownership interests in its then wholly-owned subsidiary holding the right to use certain parcels of land in Shenzhen together with premises built thereon to the Purchaser for HK$47,964,570.65 (or US$6,149,304) in cash, net of all relevant expenses, charges and taxes.

On November 20, 2019, the parties consummated the transactions contemplated by the Assets Disposal Agreement and Viewmount also received from the Purchaser HK$112,035,429.35 (or US$14,363,517) representing all amounts due from the former subsidiary disposed of.

On November 29, 2024, Viewmount disposed of all of its equity interests of Sun Line, one of its dormant wholly-owned subsidiaries, to an independent third party for an aggregate amount of approximately HKD4.65 million, which was equivalent to the net book value of Sun Line. The determination to dispose of Sun Line was made in an effort to streamline the group’s organizational structure given its limited operations. The sale also allowed Viewmount to dispose of Sun Line in a more efficient and quicker manner than if it had sought to formally dissolve and liquidate Sun Line under applicable Hong Kong law.

Subsequent to the year ended December 31, 2024, we have applied for voluntarily liquidation for our three BVI-incorporated subsidiaries, namely Viewmount, Sun Terrace and Sun Ngai, respectively. The application is still in progress and has not yet been completed as at the date of this prospectus.

Other than dividends issued to our shareholders and except as set forth above, there have not been any material changes to our business activities, initiatives, transactions or events since the disposal of assets that occurred in 2019 pursuant to the Assets Disposal Agreement.

As discussed above, we are not a company that was formed under the laws of the PRC or Hong Kong. We are a Cayman Islands exempted company operating as a holding company with current minimal operations conducted by our British Virgin Islands subsidiary, Viewmount. Viewmount currently has two dormant subsidiaries that conduct no business or operations. None of these subsidiaries were formed under the laws of the PRC. Although one of these subsidiaries was formed under the laws of Hong Kong, it is dormant and inactive. As a result, Plastec Technologies: (a) does not have any active or operating subsidiaries, branches or variable interest entities in the PRC and does not engage in any operating business in the PRC, (b) does not own or lease any material properties, rights or interests in the PRC, and (c) has no business transactions or relationships with PRC entities. Accordingly, we are not currently subject to any PRC laws or regulations and the PRC legal system would not have any material effect on us or the limited operations we currently conduct outside of the PRC.

The following chart illustrates the organizational structure of us and our subsidiaries as of the date of this prospectus:

BUSINESS

Following consummation of the transactions in October 2016 as described in this prospectus, our only operations have generally been to (i) complete the construction of a manufacturing plant in Kai Ping, China which was disposed of and transferred to Plastec upon its establishment on April 20, 2018 as described below, (ii) collect rental income from certain property we used to own and which was being leased to one of Plastec’s subsidiaries until November 2019 when the former subsidiary of ours that held the property was disposed of to an unaffiliated third party as described below, (iii) collect the payments upon Plastec achieving the performance targets for the years ended December 31, 2016 through 2018 and (iv) to explore other investment opportunities.

In accordance with the terms of the Agreement, we caused Viewmount to enter into the Manufacturing Plant Transfer Agreement on March 30, 2018. Pursuant to the terms and conditions of the Manufacturing Plant Transfer Agreement, Viewmount was to transfer the ownership interests in certain of its former subsidiaries holding the newly established manufacturing plant in Kai Ping, China through their PRC subsidiaries to Plastec for a total consideration of approximately HK$70,000 (or US$8,974), representing the actual registered capital injected by Viewmount into the relevant subsidiaries.

On April 20, 2018, the parties consummated the transactions contemplated by the Manufacturing Plant Transfer Agreement. The parties also settled all account payables owed by the relevant subsidiaries to Viewmount at the closing, totaling HK$258,910,000 (or US$33,193,590).

On November 15, 2019, Viewmount entered into the Assets Disposal Agreement with the Purchaser, pursuant to which Viewmount was to transfer the ownership interests in its then wholly-owned subsidiary holding the right to use certain parcels of land in Shenzhen together with premises built thereon to the Purchaser for HK$47,964,570.65 (or US$6,149,304) in cash, net of all relevant expenses, charges and taxes.

On November 20, 2019, the parties consummated the transactions contemplated by the Assets Disposal Agreement and Viewmount also received from the Purchaser HK$112,035,429.35 (or US$14,363,517) representing all amounts due from the former subsidiary disposed of.

On November 29, 2024, Viewmount disposed of all of its equity interests of Sun Line, one of its dormant wholly-owned subsidiaries, to an independent third party for an aggregate amount of approximately HKD4.65 million, which was equivalent to the net book value of Sun Line. The determination to dispose of Sun Line was made in an effort to streamline the group’s organizational structure given its limited operations. The sale also allowed Viewmount to dispose of Sun Line in a more efficient and quicker manner than if it had sought to formally dissolve and liquidate Sun Line under applicable Hong Kong law.

Other than dividends issued to our shareholders and except as set forth above, there have not been any material changes to our business activities, initiatives, transactions or events since the disposal of assets that occurred in 2019 pursuant to the Assets Disposal Agreement.

To date, we have not identified any investment opportunities, the pursuit of which we believe would be advantageous to us to supplement our current minimal operations. As a result, we cannot assure you that we will be able to locate any such investment opportunity in the future and accordingly there is no current basis for you to evaluate the possible merits or risks of any investment opportunity we may ultimately pursue.

Although our management will endeavor to evaluate the risks inherent in any particular investment opportunity, we cannot assure you that we will properly ascertain or assess all of the significant risk factors or not be exposed to potential risks which could have a material and adverse effect on ability to manage our business. Further, as a result of our current minimal operations, limited resources for want of operating revenues and the need to maintain adequate control of our costs and expenses, we may not be able to attract, train, motivate and recruit suitably qualified personnel to explore or effect any investment opportunity thereby making it difficult for you to evaluate our long term business, financial performance and prospects. If we do not succeed in launching any new business upon an investment opportunity to supplement our current minimal operations, our future results of operations and growth prospects may be materially and adversely affected arising from a lack of business diversification.

Our ability to successfully effect any investment opportunity will also be dependent upon the efforts of our key personnel. However, our executive officers are not required to, and it is unlikely that they will, commit and devote their full time efforts to our affairs. Accordingly, there is no assurance that they will spend sufficient time to our locating any potential investment opportunity. Further, the unexpected loss of our executives could have a detrimental effect on us and our ability to realize any potential investment opportunity.

Further, we expect to encounter competition from entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for investment opportunities. Many of these entities are well established and have extensive experience in identifying and effecting investment opportunities directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. The foregoing may place us at a competitive disadvantage in successfully locating and consummating any investment opportunity.

In addition to the foregoing, in recent years, the number of public blank check companies that have been formed has increased substantially. As a result, fewer attractive targets may be available, and it may require more time, more effort and more resources to identify a suitable target and to consummate a transaction. Attractive deals could also become scarcer for other reasons, such as economic or industry sector downturns, geopolitical tensions, or increases in the cost of additional capital needed to close a transaction or operate targets. This could increase the cost of, delay or otherwise complicate or frustrate our ability to find and consummate an attractive transaction, and may result in our inability to consummate a transaction on terms favorable to our investors altogether.

Properties

As of the date of this prospectus, we are not interested in, nor do we own, any properties.

Executives and Directors

As of the date of this prospectus, we have no employees but have two executive officers and two independent directors. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether an investment opportunity has been targeted and works arising therefrom. Accordingly, once management locates a suitable investment opportunity, they will consequently spend more time to our affairs than they would prior to locating a suitable investment opportunity and we do not intend to have any full time employees prior to that event.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

Our current directors and officers are:

Name	Age	Position
Kin Sun Sze-To (4)	63	Chairman of the Board and Chief Executive Officer and Chief Operating Officer
Ho Leung Ning (4)	64	Chief Financial Officer and Director
Chung Wing Lai (1) (2) (3)	77	Director
Joseph YiuWah Chow (1) (2) (3)	65	Director
(1)	Serves as a member of the Audit Committee.
(2)	Serves as a member of the Compensation Committee.
(3)	Serves as a member of the Nominating and Corporate Governance Committee.
(4)	Serves as a member of the Executive Committee.

Kin Sun Sze-To has been our Chairman of the Board and Chief Executive Officer since the consummation of the merger in December 2010 and more recently has also served as our Chief Operating Officer since consummation of the disposal of our shareholdings in Plastec to SYB in October 2016. From January 2018 through October 2019, he was also a non-independent director of SYB. Mr. Sze-To is responsible for exploring, directing and reviewing our long-term investment opportunities and business development strategies. Mr. Sze-To started his career in the specialized field of spraying and silk screening of plastics products, before diversifying and accumulating over 20 years of experience in other areas of the plastic injection and molding industry. We believe Mr. Sze-To’s past business experience as well as his contacts and relationships make him well qualified to be a member of our board of directors. Mr. Sze-To graduated from the Third Kaiping High School of China in 1978 and completed a 2-year Organizational Design Program for Enterprise Founders conducted by the HSBC Business School of Peking University in 2014.

Ho Leung Ning has served as our Chief Financial Officer and a Director of ours since the consummation of the merger in December 2010. He served as Deputy Vice President of SYB from August 2017 through March 2023. Mr. Ning is responsible for our corporate planning and financial activities, and he has over 20 years of experience in the banking and finance industry. Prior to joining the pre-divested Plastec in 2004, Mr. Ning was the Assistant General Manager of the Hong Kong branch of The Bank of Tokyo Mitsubishi UFJ Ltd (now known as MUFG Bank, Ltd). We believe Mr. Ning’s past business experience and financial knowledge and understanding makes him well qualified to be a member of our board of directors. Mr. Ning graduated from the Hong Kong Baptist University with an Honors Diploma in Economics in 1984.

Chung Wing Lai has been a Director of ours since the consummation of the merger in December 2010. Since July 2002, Mr. Lai has been involved in business consultancy and advisory work in the Asia Pacific region. From February 1993 to December 1994, he served as the managing director of Seaunion Holdings Ltd. (now known as Elate Holdings Ltd.), a company listed on The Stock Exchange of Hong Kong Ltd. From 1999 to February 2009, he was an independent non-executive director of Kingboard Copper Foil Holdings Ltd, a public listed company on The Stock Exchange of Singapore. From June 2004 to October 2010, he was also an independent non-executive director of Kee Shing (Holdings) Ltd. (now known as Gemini Investments (Holdings) Ltd.) a company listed on The Stock Exchange of Hong Kong Ltd. From February 2009 through May 2016, he was an independent non-executive director of Kingboard Chemical Holdings Ltd, a public listed company on The Stock Exchange of Hong Kong Ltd. We believe Mr. Lai’s past business experience, including serving as an independent director of a number of publicly listed companies, makes him well qualified to be a member of our board of directors. Mr. Lai received a Bachelor-of-Laws (Honours) degree from the University of London in 1983.

Joseph Yiu Wah Chow has been a Director of ours since the consummation of the merger in December 2010. Mr. Chow has over 30 years of experience in auditing, accounting, and financial management. He has been a practicing director of KTC Partners CPA Limited since May 2008 as well as being a practicing director of Crowe (HK) CPA Limited from January 2019 until June 2022. We believe Mr. Chow’s financial background in auditing, accounting and financial management makes him well qualified to be a member of our board of directors and chairman of our audit committee. Mr. Chow graduated from the University of Ulster in the United

Kingdom with a Bachelor degree in Accounting in 1989. Additionally, Mr. Chow is also admitted as a member of Association of Chartered Certified public Accountants in 1991 and a member of the Hong Kong Institute of Certified Public Accountants in 1992. He has also been a member of the Taxation Institute of Hong Kong since 1992, Hong Kong Securities Institute since 1998 and Institute of Chartered Accountants in England and Wales since 2006.

Director Term of Office

Each director serves until our next annual general meeting, if one is called for, and until his successor is elected and qualified. We have not entered into service or similar contracts with our directors.

Board Committees

We have standing executive, audit, compensation and nominating and corporate governance committees. Except for the executive committee, each of these committees is comprised entirely of independent directors, as defined by the listing standards of the NASDAQ Stock Market. Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Executive Committee

Our executive committee is currently comprised of Kin Sun Sze-To and Ho Leung Ning. While the executive committee does not have a formal written charter, the board has determined that the executive committee’s responsibilities will be to generally manage our business affairs and exercise all powers of the board (other than actions that would require the board to act as a whole or which actions are vested in other committees of the board or require shareholder approval).

Audit Committee Information

Our audit committee is currently comprised of Joseph Yiu Wah Chow and Chung Wing Lai, with Joseph Yiu Wah Chow serving as chairman. The audit committee, pursuant to the audit committee charter, is responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees, reviewing the adequacy of our internal accounting controls and reviewing all related party transactions.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under NASDAQ listing standards. The definition of “financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, statement of comprehensive income and cash flow statement.

In addition, our board of directors has determined that Joseph Yiu Wah Chow satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of Chung Wing Lai and Joseph Yiu Wah Chow, with Chung Wing Lai serving as chairman. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and will approve and recommend to the full board of directors the appointment of each of our executive officers. It also periodically prepares and submits to the board of directors for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and report thereon to the board.

Compensation Committee

Our compensation committee currently is comprised of Joseph Yiu Wah Chow and Chung Wing Lai, with Joseph Yiu Wah Chow serving as chairman. The principal functions of the compensation committee are to:

●	evaluate the performance of our officers;
●	review any compensation payable to our directors and officers;
●	prepare compensation committee reports; and
●	administer the issuance of any ordinary shares or other equity awards issued to our officers and directors.

Compensation of Non-Executive Independent Directors

Following consummation of our divestment of our shareholdings in Plastec to SYB on October 11, 2016 and as a result of our current minimal operations, effective from November 2016 each of our current non-executive independent directors has been paid HK$10,000 for each month that they continue to serve on our board.

During the year ended December 31, 2024, the aggregate amount of compensation paid to our non-executive independent directors was HK$240,000.

Compensation of Executive Officers

Following consummation of our divestment of our shareholdings in Plastec to SYB on October 11, 2016 and as a result of our current minimal operations, effective from November 2016 each of our current executive officers has received monthly cash compensation in the sum of HK$10,000.

During the year ended December 31, 2024, the aggregate amount of compensation paid to our executive officers was HK$240,000.

The following table sets forth the compensation of our named executive officers for the year ended December 31, 2024:

	Year ended	Salary	Total
Name and Principal Position	December 31,	(HK$)	(HK$)
Kin Sun Sze-To	2024	120,000	120,000
Chairman of the Board and Chief Executive Officer and Chief Operating Officer

Ho Leung Ning	2024	120,000	120,000
Chief Financial Officer

Code of Ethics

In November 2009, our board of directors adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. We will provide to any person upon request, without charge, a copy of our code of ethics. Please direct such requests in writing to us, Attention Kin Sun Sze-To, c/o Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong.

Principal Legal Advisers

Our principal legal adviser in the United States is Graubard Miller, located at 405 Lexington Avenue, 44th Floor, New York, New York 10174. Our principal legal adviser in the Cayman Islands is Maples and Calder (Cayman) LLP, located at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. Our principal legal adviser in the People’s Republic of China is Jingtian & Gongcheng, located at 34/F, Tower 3, China Central Place, 77 Jianguo Road, Chaoyang District, Beijing 100025 People’s Republic of China.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of June 13, 2025, certain information regarding beneficial ownership of Plastec Technologies’ shares by each person who is known by us to beneficially own more than 5% of such shares. The table also identifies the share ownership of each of our directors, each of our named executive officers, and all directors and officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated. Our major shareholders do not have different voting rights than any other holder of our shares.

Shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities, if any, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power. Except as otherwise indicated below, each beneficial owner holds voting and investment power directly. The percentage of ownership is based on 12,938,128 shares issued and outstanding as of June 13, 2025.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner (1)	Ownership		of Class
Major Shareholder(s):
Kwok Wa Hung	1,014,753	(2)	7.8%
Directors and Executive Officers:
Kin Sun Sze-To	10,134,283	(3)	78.3%
Ho Leung Ning	241,971	(4)	1.9%
Chung Wing Lai	—		0%
Joseph Yiu Wah Chow	—		0%
All directors and executive officers as a group (4 individuals)	10,376,254	(5)	80.2%
(1)	Unless otherwise indicated, the business address of each of the individuals is Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong. Unless otherwise indicated, none of the individuals have voting rights that differ from other shareholders.
(2)	The business address of Mr. Hung is c/o 16th Floor, Guangdong Finance Building, 88 Connaught Road West, Central, Hong Kong. The foregoing information is derived from a Schedule 13G/A filed with the SEC on March 03, 2015 and other information known to us.
(3)	Consists of 9,245,382 ordinary shares held by Sun Yip Industrial Company Limited and 888,901 ordinary shares held by Tiger Power Industries Limited (“Tiger Power”), each of which is an entity controlled by Mr. Sze-To. The foregoing information is derived from a Schedule 13D/A filed with the SEC on January 5, 2017.
(4)	Includes 241,971 ordinary shares held by Expert Rank Limited, an entity controlled by Mr. Ning.
(5)	Includes shares referred to in footnotes 3 and 4 above.

As of April 28, 2025, there were 17 shareholders of record holding a total of 12,938,128 of our ordinary shares. To the best of our knowledge there were 4 shareholders of record with addresses in the United States holding 556,133 (4.3%) of our outstanding ordinary shares. The foregoing calculations include 1 unit holder with a United States address holding 1,694 units, each consisting of 1 ordinary share. Ordinary shares held in the names of banks, brokers and other intermediaries were assumed to be held by residents of the same country in which the bank, broker or other intermediary was located.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Code of Ethics and Related Person Policy

In November 2009, our board of directors adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries.

Our Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee, if one exists). Related-party transactions with respect to smaller reporting companies such as us are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year end for the last two completed years, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our shares, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will be able to participate in the approval of any transaction in which he is a related party, but that director will be required to provide the audit committee with all material information concerning the transaction. Additionally, we will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Our Related Person Transactions

There were no related party transactions involving us or any of our subsidiaries with any of our officers and directors or their respective affiliates for the fiscal year ended December 31, 2024. We require that all ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms that we believe to be no less favorable to us than are available from unaffiliated third parties. Such transactions require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who have access, at our expense, to our attorneys or independent legal counsel.

SHARES ELIGIBLE FOR FUTURE SALE

We have 12,938,128 ordinary shares issued and outstanding as of June 13, 2025. Of these shares, 382,507 shares were issued in private transactions prior to or in connection with our IPO, 844,193 shares were issued in our IPO and the remaining 11,711,428 shares were issued in connection with our merger. The shares issued in our IPO are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended. Any shares held by affiliates, as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders, will be restricted from public sale as restricted stock. In connection with this offering, we are registering the resale of the shares issued prior to or in connection with our IPO and the shares issued in connection with our merger. As a result, substantially all of our shares will be freely tradeable.

Rule 144. Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

1.	has ceased to qualify as a blank-check or shell company;
2.	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
3.	has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and
4.	has filed certain information with the SEC (Form 10 information) reflecting that it is no longer a blank-check or shell company, may, after one year has elapsed from the filing of the Form 10 information, within any three-month period resell a number of such restricted securities that does not, with respect to the shares, exceed the greater of either of the following:
a.	1% of the total number of shares then outstanding; or
b.	the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about us, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements. As a result, it is likely that pursuant to Rule 144 our initial shareholders will be able to sell their securities freely without registration as more than one year has elapsed after we ceased to be a shell company, provided they are not affiliates of ours at that time and the other requirements for use of Rule 144 are satisfied at the time of sale.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of the Plastec Technologies securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in the Plastec Technologies securities other than through a public sale.

The following table sets forth, as of the date of this prospectus:

●	the name of the Selling Securityholders for whom we are registering shares for resale to the public,
●	the number of ordinary shares that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,
●	the number of ordinary shares that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus, and
●	the number and percentage of ordinary shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares are sold by the Selling Securityholders).

This table is prepared solely based on information supplied to us by the listed Selling Securityholders, any Schedules 13D or 13G and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby.

				Ordinary Shares
				Beneficially Owned
				After Offering
	Number of	Percentage of
	Ordinary	Ordinary
	Shares	Shares	Shares	Number of
	Beneficially	Beneficially	Being	Shares	Percent
Selling Securityholder (1)	Owned	Owned	Offered	Outstanding	of Shares
Sun Yip Industrial Company Limited (2)	9,245,382	71.5%	8,954,120	291,262	2.3%
Tiger Power Industries Limited (2)	888,901	6.9%	888,901	0	0%
Expert Rank Limited (3)	241,971	1.9%	241,971	0	0%
Fine Colour Limited (4)	449,538	3.5%	449,538	0	0%
Greatest Sino Holdings Limited	136,134	1.1%	136,134	0	0%
Colourful Asia International Limited	559,816	4.3%	559,816	0	0%
Kwok Wa Hung (5)	1,014,753	7.8%	840,253	174,500	1.4%
Cohen & Company Securities, LLC (6)	3,202	*	3,202	0	0%
Goldempire Developments Limited (7)	20,000	*	20,000	0	0%
*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals and entities is c/o Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong.
(2)	This entity is controlled by Kin Sun Sze-To, who has served as our chairman of the board and chief executive officer since December 2010 and more recently has also served as our chief operating officer since October 11, 2016.
(3)	This entity is controlled by Ho Leung Ning, who has served as our chief financial officer and a Director of ours since December 2010.

(4)	This entity is 50% owned by Chin Hien Tan, our former chief operating officer.
(5)	The business address of Mr. Hung is c/o 16th Floor, Guangdong Finance Building, 88 Connaught Road West, Central, Hong Kong.
(6)	The business address of Cohen & Company Securities, LLC is 1633 Broadway, 28th Floor, New York, NY 10019.
(7)	The business address of Goldempire Developments Limited is 25E Kennedy Town Centre, 38 Kennedy Town Praya, Hong Kong.

Each of the Selling Securityholders that is an affiliate of a broker-dealer has represented to us that it purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.

In connection with the sale of Plastec Technologies’ ordinary shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES AND CAYMAN ISLANDS COMPANY CONSIDERATIONS

The information included in Exhibit 4.8 attached to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 and filed with the SEC on May 15, 2025 is incorporated herein.

Indemnity

Pursuant to our second amended and restated memorandum and articles of association, every director, agent or officer of our company shall be indemnified out of our assets against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or willful default. No such director, agent or officer shall be liable to us for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or willful default of such director, agent or officer. Additionally, we entered into an indemnification agreement with each of our officers and directors in February 2011 whereby we agreed to indemnify, and advance expenses to, each officer and director to the fullest extent permitted by applicable law.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

TAXATION

The following summary of the material Cayman Islands and U.S. federal income tax consequences of the acquisition, ownership, and disposition of our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of and for the fiscal years covered by this prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

As used in this discussion, references to “the company,” “we,” “our” or “us” refer only to Plastec Technologies, Ltd.

Cayman Islands Taxation

The government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders. The Cayman Islands is not party to any double taxation treaties that are applicable to payments made to or by us.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of ordinary shares. However, an instrument transferring title to an ordinary share, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands, dated January 11, 2011, that, in accordance with section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the ordinary shares, or on the debentures or other obligations, of the company or (ii) by way of the withholding in whole or in part on a payment of a dividend or other distribution of income or capital by the company to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of the company.

U.S. Taxation

With respect to the U.S. federal income tax matters discussed, this summary only applies to you if you are a beneficial owner of our ordinary shares and, for U.S. federal income tax purposes, all of the following three points apply to you:

●	You own, directly or indirectly less than 10% of our capital stock;
●	You are any one of (a), (b), (c) or (d) below:
(a)	an individual citizen or resident of the United States,
(b)	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any of its states or the District of Columbia,
(c)	an estate whose income is subject to U.S. federal income taxation regardless of its source, or
(d)	a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all of the substantial decisions of such trust or (ii) it has a valid election in place to be treated as a U.S. person; and
●	You hold our ordinary shares as capital assets for U.S, federal income tax purposes (generally, property held for investment).

The following description of tax consequences should be considered only as a summary and does not purport to be a complete analysis of all potential tax effects of acquiring, owning or disposing of our ordinary shares.

Special rules may apply to U.S. expatriates, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, real estate mortgage investment conduits, financial institutions, persons subject to the alternative minimum tax, securities broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for the securities holdings, and persons holding their ordinary shares as part of a hedging, straddle, conversion transaction or other integrated investment, among others. Those special rules are not discussed in this prospectus.

Moreover, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (“Code”), the U.S. Treasury Department regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, which may result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate, or U.S. state or local or non-U.S. tax laws.

This summary does not address all potential tax implications that may be relevant to you as a holder, in light of your particular circumstances. You should consult your tax advisor concerning the U.S. federal, state and local and non-U.S. tax consequences of your investment in our ordinary shares.

We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”) or any opinion of counsel with respect to the tax consequences discussed below. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our securities, we urge you to consult your tax advisor.

Taxation of Dividends

Subject to the PFIC rules discussed below, for U.S. federal income tax purposes, the gross amount of any dividend we pay on our ordinary shares will be included in your gross income as dividend income to the extent paid or deemed paid out of our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. You must include the gross amount treated as a dividend in income in the year the dividend is paid to you. Cash dividends paid on our ordinary shares will be taxable at ordinary U.S. federal income tax rates. Dividends paid on our ordinary shares will not qualify for the preferential rates of U.S. federal income tax applicable to non-corporate U.S. holders because our shares are currently quoted only on the OTC Bulletin Board and are not treated as readily tradable on an established securities market in the United States.

To the extent that any distributions paid exceed our current and accumulated earnings and profits as calculated for U.S. federal income tax purposes, the distribution will be treated as follows:

●	First, as a tax-free return of capital to the extent of your basis (determined for U.S. federal income tax purposes) in your ordinary shares which will reduce your adjusted tax basis of your ordinary shares. This adjustment will increase the amount of gain, or decrease the amount of loss, which you will recognize if you later dispose of those ordinary shares.
●	Second, the balance of the distribution in excess of your adjusted tax basis will be taxed as capital gain from the sale or exchange of such ordinary shares.

Dividends paid by us will be taxable to a corporate U.S. holder at regular rates and will not give rise to any dividends-received deduction generally allowed to United States corporations on dividends from a domestic corporation under Section 243 of Code.

Taxation of Capital Gains

In general, for U.S. federal income tax purposes, you will recognize capital gain or loss if you sell or otherwise dispose of your ordinary shares based on the difference between the amount realized on the disposition and your adjusted tax basis in the ordinary shares. Any gain or loss generally will be U.S. source gain or loss. If you are a non-corporate holder, and you satisfy certain minimum holding period requirements, any capital gain generally will be treated as long-term capital gain that generally is subject to U.S. federal income tax at preferential rates under current law. Long-term capital gains realized upon a sale or other disposition of the ordinary shares generally will be subject to U.S. federal income tax at the rate of 15%, increased to 20% on taxpayers with taxable income exceeding certain thresholds.

Unearned Income Medicare Tax

A 3.8% Medicare contribution tax will generally apply to all or some portion of net investment income of a non-corporate U.S. holder with adjusted gross income that exceeds a threshold amount. Net investment income includes, among other things, dividend income and realized capital gains.

U.S. Information Reporting and Backup Withholding

In general, if you are a non-corporate U.S. holder of our ordinary shares (or do not come within certain other exempt categories), information reporting requirements will apply to distributions paid to you and proceeds from the sale, exchange, redemption or disposal of your ordinary shares. U.S. holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Additionally, if you are a non-corporate U.S. holder of our ordinary shares (or do not come within certain other exempt categories) you may be subject to backup withholding at the current applicable rate with respect to such payments, unless you provide a correct taxpayer identification number, and with respect to dividend payments, certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Generally, you will be required to provide such certification on Internal Revenue Service (“IRS”) Form W-9 (“Request for Taxpayer Identification Number and Certification”) or a substitute Form W-9.

If you do not provide your correct taxpayer identification number, you may be subject to penalties imposed by the IRS, as well as backup withholding. Backup withholding is not an additional tax. In general, any amount withheld under the backup withholding rules should be allowable as a credit against your U.S. federal income tax liability (which might entitle you to a refund), provided that you timely furnish the required information to the IRS.

Disclosure of Information with Respect to Foreign Financial Assets

Certain U.S. holders are required to report information with respect to their investment in our ordinary shares not held through a custodial account with a U.S. financial institution to the IRS. In general, U.S. taxpayers holding “specified foreign financial assets” (which generally would include our ordinary shares) with an aggregate value exceeding $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations) will report information about those assets on IRS Form 8938 (Statement of Specified Foreign Financial Assets), which must be attached to the taxpayer’s annual income tax return. Investors who fail to timely file IRS Form 8938 could become subject to substantial penalties unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. holder that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the IRS Form 8938 is filed. You should consult your own tax advisor regarding your reporting obligation under Section 6038D of the Code.

Passive Foreign Investment Company

In general, we would be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

If we were a PFIC for any taxable year during which a taxable U.S. holder held ordinary shares, gain recognized by the U.S. holder on a sale or other disposition (including certain pledges) of the ordinary shares would be allocated ratably over the U.S.

holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. holder on its ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution (an “excess distribution”) would be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares. In addition, each U.S. holder of a PFIC is required to file an annual report containing such information as the U.S. Department of the Treasury may require. If we were classified as a PFIC in any year with respect to which a U.S. holder owns ordinary shares, we would continue to be treated as a PFIC with respect to the U.S. holder in all succeeding years during which the U.S. holder owns ordinary shares, regardless of whether we continue to meet the tests described above. However, if we ceased to be a PFIC, a U.S. holder of our ordinary shares could avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to our ordinary shares.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an Internal Revenue Service Form 8621 (whether or not a QEF or mark-to market election is made) and such other information as may be required by the U.S. Treasury Department.

As a result of the disposition of all of our shareholdings in Plastec in October 2016 and based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries and our current plans of operation, we are expected to be treated as a PFIC. However, our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge investors who are U.S. holders to consult their own tax advisors regarding the possible application of the PFIC rules.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands exempted company. Most of our directors, officers and some of the experts named in this prospectus reside outside the United States in Hong Kong. In addition, substantially all of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Cayman Islands or the People’s Republic of China would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Jingtian & Gongcheng, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Jingtian & Gongcheng has advised us that the recognition and enforcement of foreign judgments are provided for under the Civil Procedure Law of the PRC. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Civil Procedure Law of the PRC based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

Maples and Calder (Cayman) LLP, our counsel as to Cayman Islands law, has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Cayman) LLP has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that: (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. The Cayman Islands does not have a treaty or other agreement with the United States that provides for the reciprocal recognition and enforcement of foreign judgments.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses that we have incurred or expect to incur in connection with this distribution. All amounts are estimated except the SEC registration fee.

SEC registration fee	$13,842.89
Legal fees and expenses	55,000.00
Accounting fees and expenses	12,500.00
Printing fees and expenses	55,000.00
Miscellaneous	6,157.11
Total	$142,500.00

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Maples and Calder (Cayman) LLP, Cayman Islands, on matters of Cayman Islands law. Graubard Miller, New York, New York is acting as our United States securities counsel in connection with this offering. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng.

EXPERTS

The consolidated financial statements of Plastec Technologies, Ltd. and its subsidiaries for the years ended December 31, 2024, 2023 and 2022 in this prospectus have been audited by AOGB CPA Limited, an independent registered public accountant, as indicated in its report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving the said report. AOGB CPA Limited is located at Suite 2501-3, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong, Hong Kong.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, the prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including any and all supplements, amendments, exhibits and schedules thereto. In addition, we are subject to the requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC’s website at http://www.sec.gov/. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our documents listed below:

●	our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on May 15, 2025; and
●	our registration statement on Form 8-A (No. 000-53826) filed with the SEC on November 5, 2009, registering our ordinary shares, units, and warrants pursuant to Section 12(g) of the Exchange Act.

Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rules. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Plastec Technologies, Ltd., Attn: Kin Sun Sze To, Chief Executive Officer, c/o Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong. Such documents may also be accessed free of charge on our website at www.plastec.com.hk.

PLASTEC TECHNOLOGIES, LTD

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Plastec Technologies, Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Plastec Technologies, Ltd. (the “Company”) and its subsidiaries (collectively referred to as the “Group”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows, for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as of December 31, 2024 and 2023, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that were material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

April 28, 2025.

We have served as the Group’s auditor since 2025.

AOGB CPA Limited, Suite 2501-03, Tesbury Centre, 28 Queen’s Road East, Admiralty, Hong Kong

Tel: 2152-2238, Website: www.aogb.com

PLASTEC TECHNOLOGIES, LTD.

CONSOLIDATED BALANCE SHEETS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

	December 31,	December 31,
	2023	2024
	HK$	HK$

ASSETS

Current assets
Cash and cash equivalents	96,303	44,171
Deposits, prepayment and other receivables (note 3)	4,269	—
Total current assets	100,572	44,171

Non-current assets
Property, plant and equipment, net (note 4)	7	—
Intangible assets	438	—
Total non-current assets	445	—

Total assets	101,017	44,171

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Other payables and accruals (note 5)	1,173	538
Tax payable	12,980	—
Total current liabilities	14,153	538

Total liabilities	14,153	538

Commitments and contingencies (note 8)

Shareholders’ equity
Ordinary shares (U.S.$0.001 par value; 100,000,000 authorized, 12,938,128 and 12,938,128 shares issued and outstanding as of December 31, 2023 and 2024, respectively)	101	101
Additional paid-in capital	26,049	26,049
Accumulated other comprehensive loss	(30)	(30)
Retained earnings	60,744	17,513
Total shareholders’ equity	86,864	43,633

Total liabilities and shareholders’ equity	101,017	44,171

See accompanying notes to consolidated financial statements.

PLASTEC TECHNOLOGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2022	2023	2024
	HK$	HK$	HK$

Revenues	—	—	—

Operating expenses, net
Selling, general and administrative expenses	(3,326)	(3,084)	(4,813)
Other income	91	—	118
Total operating expenses, net	(3,235)	(3,084)	(4,695)

Loss from operations	(3,235)	(3,084)	(4,695)

Interest income	917	4,065	4,543
(Loss)/profit before income tax expense	(2,318)	981	(152)

Income tax expense (note 6)	(907)	(1,047)	(7,758)
Net loss attributable to the Company’s shareholders	(3,225)	(66)	(7,910)
Comprehensive loss attributable to the Company’s shareholders	(3,225)	(66)	(7,910)

See accompanying notes to consolidated financial statements.

PLASTEC TECHNOLOGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (CONTINUED)

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

	Year ended		Year ended		Year ended
	December 31,		December 31,		December 31,
	2022		2023		2024
	HK$		HK$		HK$

Net loss per share (note 7):

Weighted average number of ordinary shares		12,938,128		12,938,128		12,938,128

Weighted average number of diluted ordinary shares		12,938,128		12,938,128		12,938,128

Basic net loss per share (in HK$)	HK$	(0.25)	HK$	(0.005)	HK$	(0.61)

Diluted net loss per share (in HK$)	HK$	(0.25)	HK$	(0.005)	HK$	(0.61)

See accompanying notes to consolidated financial statements.

PLASTEC TECHNOLOGIES, LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

	Ordinary shares			Accumulated
	Number of		Additional	other
	shares		paid-in	comprehensive	Retained	Shareholders’
	outstanding	Amount	capital	loss	earnings	equity
		HK$	HK$	HK$	HK$	HK$

Balance of January 1, 2022	12,938,128	101	26,049	(30)	64,035	90,155

Net loss for the year	—	—	—	—	(3,225)	(3,225)

Balance of December 31, 2022 and January 1, 2023	12,938,128	101	26,049	(30)	60,810	86,930

Net loss for the year	—	—	—	—	(66)	(66)

Balance of December 31, 2023 and January 1, 2024	12,938,128	101	26,049	(30)	60,744	86,864

Net loss for the year	—	—	—	—	(7,910)	(7,910)

Dividend paid	—	—	—	—	(35,321)	(35,321)

Balance of December 31, 2024	12,938,128	101	26,049	(30)	17,513	43,633

See accompanying notes to consolidated financial statements.

PLASTEC TECHNOLOGIES, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2022	2023	2024
	HK$	HK$	HK$

Operating activities
Net loss	(3,225)	(66)	(7,910)
Changes in operating assets and liabilities:
Deposits, prepayment and other receivables	(423)	(715)	4,269
Other payables and accruals	(345)	398	(635)
Tax payables	907	1,047	(12,980)
Net cash (used in)/generated from operating activities	(3,086)	664	(17,256)

Investing activity
(Purchase)/Proceeds from disposal of plant and machinery	—	(7)	445
Net cash (used in)/generated from investing activity	—	(7)	445

Financing activity
Dividends paid	—	—	(35,321)
Net cash used in financing activity	—	—	(35,321)

Net (decrease)/increase in cash and cash equivalents	(3,086)	657	(52,132)

Cash and cash equivalents, beginning of year	98,732	95,646	96,303
Cash and cash equivalents, end of year	95,646	96,303	44,171

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest income	917	4,065	4,543
Income taxes paid	—	—	(16,930)

See accompanying notes to consolidated financial statements.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

1.          Organization and Business Background

Plastec Technologies, Ltd. (the “Company”) (formerly known as “GSME Acquisition Partners I”), incorporated under the laws of Cayman Islands on March 27, 2008, and its subsidiaries (where the context permits, references to the “Company” below shall include references to its subsidiaries (collectively as the “Group”)) had principally been engaged in the provision of integrated plastic manufacturing services from mold design and fabrication, plastic injection manufacturing to secondary-process finishing as well as parts assembly. The Group’s manufacturing activities had been performed in the People’s Republic of China (the “PRC” or “China”) and Thailand during the years through October 11, 2016. The selling and administrative activities had mainly been performed in China.

On November 14, 2015, the Company entered into a Share Transfer Agreement (the “Agreement”) with Shanghai Yongli Belting Co., Ltd. (“SYB”) and its wholly-owned subsidiary, Shanghai Yongjing Investment Management Co., Ltd. (“SYIM”). Pursuant to the Agreement, SYIM was to purchase, through a wholly-owned Hong Kong subsidiary (the “HK Subsidiary”), the entirety of the Company’s shareholding interests in its then wholly-owned subsidiary, Plastec International Holdings Limited (“PIHL”) alongside the latter’s subsidiaries (collectively, “PIHL Group”), for an aggregate purchase price of RMB 1,250,000,000 (or US$195,312,500 equivalent, adopting the exchange rate when the transaction was first reported), in cash (the “Transfer Price”) subject to terms and conditions thereof.

The disposal of PIHL was completed on October 11, 2016. As a result, the Company no longer owns PIHL. Thereafter, the Group’s only operations have generally been to complete construction of a manufacturing plant at Kai Ping, China which was disposed of and transferred to PIHL upon its establishment on April 20, 2018 as described below, collect rental income from certain property the Group used to own and which was being leased to one of PIHL’s subsidiaries until November 2019 when the former subsidiary of the Company that held the property was disposed of to an unaffiliated third party as described below and explore other investment opportunities.

In accordance with the terms and spirit of the Agreement, the Company caused Viewmount Developments Limited (a wholly owned subsidiary of the Company, “Viewmount”), to enter into a Share Transfer Agreement with PIHL (a wholly owned subsidiary of SYB since October 11, 2016) on March 30, 2018 (the “Manufacturing Plant Transfer Agreement”), pursuant to the terms and conditions of which Viewmount was to transfer the ownership interests in certain of its former subsidiaries holding the newly established manufacturing plant in Kai Ping, China through their PRC subsidiaries to PIHL for a total consideration of approximately HK$70, representing the actual registered capital injected by Viewmount into the relevant subsidiaries. On April 20, 2018, the parties consummated the transactions contemplated by the Manufacturing Plant Transfer Agreement. The parties also settled all accounts payable owed by the relevant subsidiaries to Viewmount totaling HK$258,910.

On November 15, 2019, Viewmount entered into an agreement (the “Assets Disposal Agreement”) with an unaffiliated third party (the “Purchaser”), pursuant to which Viewmount was to transfer the ownership interests in its then wholly-owned subsidiary holding the right to use certain parcels of land in Shenzhen together with premises built thereon to the Purchaser for HK$47,965 in cash, net of all relevant expenses, charges and taxes. On November 20, 2019, the parties consummated the transactions contemplated by the Assets Disposal Agreement; on which date Viewmount also received from the Purchaser HK$112,035 representing all amounts due from the former subsidiary disposed of.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

1.           Organization and Business Background (Continued)

On June 29, 2020, the Company disposed of its wholly-owned dormant subsidiary, Allied Sun Corporation Limited, with a negative net worth of approximated HK$1.6 to an unaffiliated third party purchaser for HK$27.

On November 29, 2024, the Company disposed of its wholly-owned dormant subsidiary, Sun Line Industrial Limited, with a net worth of approximated HK$4,650 to an unaffiliated third party purchaser for the cash consideration of HK$4,650 and fully settled before the year ended December 31, 2024. The determination to this disposal was made in an effort to streamline the group’s organizational structure given its limited operations currently. The following table summarizes the assets and liabilities of Sun Line Industrial Limited on November 29, 2024:

Unaudited
November 29,
2024
HK$
Property, plant and equipment, net	291
Cash and cash equivalents	4,082
Deposits and other receivables	297
Accruals	(20)
Net assets of the subsidiary	4,650
Less: Cash consideration	(4,650)
—

The following table summarizes the operating results of Sun Line Industrial Limited for the years ended December 31, 2023 and the period ended November 29, 2024:

	Audited	Unaudited
	Year ended	Period ended
	December 31,	November 29,
	2023	2024
	HK$	HK$
Gain on disposal of plant and machinery	—	100
Interest income	935	926
Other income	—	14
Selling, general and administrative expenses	(164)	(1,471)
Income tax expenses	—	(17,199)
Net profit/(loss) for the year/period	771	(17,630)

As of December 31, 2024, details of the Company’s subsidiaries are as follows:

		Place of	Percentage of
	Date of	incorporation/	equity interest
	incorporation/	registration and	attributable to
Name	establishment	operation	the Company	Principal activities

Sun Ngai Spraying and Silk Print Co., Ltd.	July 25, 1995	BVI	100%	Dormant

Sun Terrace Industries Limited	March 2, 2004	BVI	100%	Dormant

Viewmount Developments Limited	November 12, 2013	BVI	100%	Investment holding

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

1.           Organization and Business Background (Continued)

History and Background -The Merger Transaction with Plastec International Holdings Limited

On March 27, 2008, the Company was established as a special purpose acquisition company whose objective was to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses located in the PRC.

On August 6, 2010, the Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with GSME Acquisition Partners I Sub Limited (“GSME Sub”), PIHL and all former shareholders of PIHL (“PIHL Shareholders”) (together, the “Parties”). Upon the consummation of the transactions contemplated by the Merger Agreement, GSME Sub was to be merged with and into PIHL, with PIHL surviving as a wholly-owned subsidiary of the Company (the “Merger”). The PIHL Shareholders were then entitled to receive up to an aggregate of 16,948,053 ordinary shares, par value U.S.$0.001 per share, of the Company.

On September 13, 2010, in connection with the Merger, the Parties entered into an Amended and Restated Agreement and Plan of Reorganization (the “Amended and Restated Merger Agreement”) to, amongst other matters, revise the terms of the merger consideration to be paid to the PIHL Shareholders. Pursuant to the Amended and Restated Merger Agreement, upon consummation of the Merger, the PIHL Shareholders became entitled to receive up to an aggregate of 16,778,571 ordinary shares of the Company, of which 7,054,583 shares were issued to the PIHL Shareholders on the closing of the Merger and the remaining of up to 9,723,988 shares (2,944,767, 3,389,610 and 3,389,611 shares for 2011, 2012 and 2013 respectively) (the “Earnout Shares”) would have been issued to the PIHL Shareholders, if PIHL had net income as defined in the Amended and Restated Merger Agreement in the following amounts for the indicated years ending April 30 below:

Year ending April 30,	Net Income
HK$

2011	130,700
2012	176,000
2013	250,000

At the Special Meeting held on December 10, 2010, the merger proposal was approved by the shareholders. On December 16, 2010, the Company consummated the transactions contemplated by the Amended and Restated Merger Agreement, pursuant to which, amongst other things, PIHL became a wholly owned subsidiary of the Company (the “Merger Transaction”). The Merger Transaction was accounted for as a reverse acquisition with PIHL being considered the accounting acquirer in the Merger.

The completion of the Merger enabled the PIHL Shareholders to obtain a majority voting interest in the Company. Generally accepted accounting principles in the United States require that a company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. Accordingly, the aforementioned Merger Transaction was accounted for as a reverse acquisition of a private operating company (PIHL) with a non-operating public company (the Company) with significant amount of cash. The reverse acquisition process utilized the capital structure of the Company and the assets and liabilities of PIHL were recorded at historical cost. The transaction was recorded as a recapitalization of PIHL and thus was reflected retrospectively in PIHL’s historical financial statements. Although PIHL was deemed to be the accounting acquirer for financial accounting and reporting purposes, the legal status of PIHL as the surviving company did not change.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

1.           Organization and Business Background (Continued)

Under the reverse acquisition accounting, the historical consolidated financial statements of the Company for the periods prior to December 16, 2010 were those of PIHL and its subsidiaries. Since PIHL was deemed as accounting acquirer, PIHL’s fiscal year replaced the Company’s fiscal year. The fiscal year end changed from October 31 to April 30. The financial statements of the Company reflected the aforementioned Merger Transaction in the consolidated statements of shareholders’ equity through a line of “Recapitalization in connection with the reverse merger” to present the net assets of the Company as of December 16, 2010. The net assets of the Company as of December 16, 2010 were as follows:

Net assets acquired:	HK$

Cash	58,160
Accounts payable and accrued liabilities	(1,524)

56,636

On April 30, 2011, the Parties entered into an amendment to the Amended and Restated Merger Agreement to remove the provisions of Earnout Shares and issued an aggregate of 7,486,845 ordinary shares of the Company to the PIHL Shareholders on April 30, 2011.

Purchase of securities by the issuer

Prior to November 2011, the Company had no plans or programs for the purchase of its outstanding securities. However, in connection with the Merger, holders of 2,615,732 of the Company public shares elected to exercise their conversion rights (for a description of these rights, see the IPO Prospectus and the Merger Proxy Statement) and, upon the closing of the Merger, such shares were converted into an average U.S. $10.30 (including proceeds that were originally to be from a letter of credit provided by Cohen & Company Securities, LLC but were ultimately paid by Company) in cash and were cancelled. Under Cayman Islands law, such conversions are technically considered “repurchases.”

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

1.           Organization and Business Background (Continued)

In November 2011, the board of directors of Company approved a U.S.$5 million share repurchase program expiring initially in June 2012 but which was extended twice through December 2013 and expanded to cover publicly held warrants (“2011 Repurchase Program”). Under the 2011 Repurchase Program, the Company was permitted to make repurchases of ordinary shares and publicly held warrants from time to time in open market or in privately negotiated transactions. The timing of repurchases under this program was dependent on a variety of factors, including price and market conditions prevailing from time to time. The 2011 Repurchase Program was completed on September 25, 2013. On the same date, the Company announced a new U.S.$5 million repurchase plan (“2013 Repurchase Program”) approved by the board of directors of the Company to cover repurchases of ordinary shares and publicly held warrants from time to time in open market or in privately negotiated transactions through September 25, 2014. In May 2014, the Company announced expansion of the scope of the 2013 Repurchase Program to include the Company’s units, with all other terms of the 2013 Repurchase Program remained unchanged. In August 2014, the Company announced a 12-month extension of the 2013 Repurchase Program (as expanded) through September 25, 2015, under which period, all warrants, insider or public, expired on November 18, 2014. In August 2015, the Company announced a further 12-month extension of the 2013 Repurchase Program (as expanded) through September 25, 2016. In August 2016, the Company announced a further 12-month extension of the 2013 Repurchase Program (as expanded) through September 25, 2017. On August 9, 2017, the Company announced a further 12-month extension of the 2013 Repurchase Program (as expanded) through September 25, 2018. On August 17, 2018, the Company announced a further 12-month extension of the 2013 Repurchase Program (as expanded) through September 25, 2019. On August 26, 2019, the Company announced a further 12-month extension of the 2013 Repurchase Program (as expanded) through September 25, 2020. On August 20, 2020, the Company announced a further 12-month extension of the 2013 Repurchase Program (as expanded) through September 25, 2021. On August 5, 2021, the Company announced a further 12-month extension of the 2013 Repurchase Program (as expanded) through September 25, 2022. On August 8, 2022, the Company announced a further 12-month extension of the 2013 Repurchase Program (as expanded) through September 25, 2023. The timing of repurchases under the 2013 Repurchase Program will depend on a variety of factors, including price and market conditions prevailing from time to time, and the program may be suspended, modified or discontinued without notice at any time.

The Company made no repurchases of its securities after August 2014. The approximate dollar value of securities that may be purchased under the Company’s current repurchase program stood at U.S.$1,431,918 as of the date hereof.

2.           Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”), include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries. All significant intercompany balances, transactions and cash flows are eliminated on consolidation.

Foreign currency translation

The functional currency of the Company is United States Dollar. The functional currency of the subsidiaries is Hong Kong dollar.

In the individual financial statements of the consolidated entities, foreign currency transactions are translated into the functional currency of the individual entity using the exchange rates prevailing at the dates of the transactions. At the reporting date, monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates prevailing at the reporting date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the reporting date retranslation of monetary assets and liabilities are recognized in the consolidated statement of income. There were no foreign currency transaction change recorded during the years ended December 31, 2022, 2023 and 2024 respectively.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

2.           Summary of Significant Accounting Policies - Continued

In the consolidated financial statements, all individual financial statements originally presented in a currency different from the Company’s reporting currency have been converted into Hong Kong dollars. Assets and liabilities have been translated into Hong Kong dollars at the closing rates at the reporting date. Income and expenses have been converted into the Hong Kong dollars at the exchange rates prevailing at the transaction dates, or at the average rates over the reporting period provided that the exchange rates do not fluctuate significantly. Any differences arising from this procedure have been recognized in other comprehensive income and accumulated separately in the shareholders’ equity.

Use of estimates

The preparation of consolidated financial statements in conformity with the US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates relate to allowances for doubtful accounts, useful lives of property, plant and equipment and contingencies. Actual results could differ from those estimates made by management.

Cash and cash equivalents

Cash and cash equivalents include cash at bank and in hand and demand deposits with banks with original maturities of three months or less that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

Allowance for doubtful account

Other receivables are written off if reasonable collection efforts are not successful.

Property, plant and equipment

Property, plant and equipment are stated at acquisition cost less accumulated depreciation. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

Depreciation is provided to write off the cost less their residual values over their estimated useful lives, using the straight-line method, at the following rates per annum:

Motor vehicles	20%
Computer equipment	33.33%
Furniture & office equipment	20%
Fixtures & Fittings	20%

The assets’ estimated residual values, depreciation methods and estimated useful lives are reviewed, and adjusted if appropriate, at each reporting date.

The gain or loss arising on retirement or disposal is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the consolidated statement of income.

All other costs, such as repairs and maintenance are charged to the operations during the financial period in which they are incurred.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

2.           Summary of Significant Accounting Policies - Continued

Leases

The Group adopted ASU No. 2016-02, Leases (“Topic 842”), which generally requires lessees to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements.

The Group is the lessee of non-cancellable operating leases for a corporate office premise for the year ended December 31, 2023. The Group determines if the arrangements are lease at inception. A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. The lease standard, ASC 842, allows for practical expedients to simplify an entity’s ongoing accounting. The Group has elected to apply the short-term lease exception for leases with an initial term of 12 months or less. Consequently, these short-term leases are not reflected on the balance sheet as right-of-use (“ROU”) assets or operating lease liabilities. Therefore, the Group chooses not to recognize these leases on the balance sheet. Instead, lease expense is recognized on a straight-line basis over the lease term.

During the years ended December 31, 2022, 2023 and 2024, the Group recorded rental expenses of HK$Nil, HK$41 and HK$412, included in selling, general and administrative expenses, respectively.

Impairment of long-lived assets

The Group periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Intangible asset

Intangible asset consists of acquired golf club membership. Intangible asset with an indefinite useful life is not amortized. During the year ended December 31, 2024, the intangible asset of HK$438 is disposed to an independent third party at the same amount.

Fair value of financial instruments

The Group has no financial instruments that are measured at fair value.

The carrying amounts of cash and cash equivalents, short term bank deposits, accounts receivable and accounts payable, approximate their fair value due to the short-term maturities of such instruments.

Selling, general and Administrative Expenses

Selling, general and administrative expenses consisted primarily of office expenses, depreciation, legal and professional expenses, directors’ compensation, insurances, transportation and motor vehicles related expenses.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

2.           Summary of Significant Accounting Policies - Continued

Comprehensive income

The Group presents comprehensive income in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 220 “Comprehensive Income”. FASB ASC 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. The components of comprehensive income were the net income for the periods and the foreign currency translation adjustments.

Income taxes

Income taxes are accounted for in accordance with FASB ASC 740 “Income taxes”, which requires an entity to recognize deferred tax assets and liabilities using the asset and liability method. Under this method, deferred income taxes are recognized for all temporary differences at enacted rates and classified as current or non-current based upon the classification of the related asset or liability in the consolidated financial statements. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all, the deferred tax asset will not be realized.

The Group recognizes a tax benefit associated with an uncertain tax position when, in its judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, the Group initially and subsequently measures the tax benefit as the largest amount that the Group judges to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The Group’s liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The Group’s effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Group classifies interest and penalties recognized on the liability for unrecognized tax benefits and underpaid taxes as income tax expense.

Earnings per share

Basic net income per share is computed by dividing net income available to ordinary shares by the weighted average number of ordinary shares outstanding during the period. Diluted net income per share gives effect to all dilutive potential ordinary shares outstanding during the period. The weighted average number of ordinary shares outstanding is adjusted to include the number of additional ordinary shares that would have been outstanding if the dilutive potential ordinary shares had been issued. In computing the dilutive effect of potential ordinary shares, the average stock price for the period is used in determining the number of shares assumed to be purchased with the proceeds from the exercise of derivative securities.

Dividends

Dividends are recorded in the period in which they are approved by the Company’s Board of Directors.

Contingencies

From time to time, the Group is subject to claims arising in the conduct of its business, including claims relating to employees and public authorities, if applicable. In determining whether liabilities should be recorded for pending litigation claims, an assessment of the claims is made and the likelihood that the Group will be able to defend itself successfully against such claims is evaluated. When it is believed probable that the Group will not prevail in a particular matter, an estimate is made of the amount of liability based, in part, on advice of legal counsel.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

2.           Summary of Significant Accounting Policies - Continued

Adoption of new accounting standard

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”). The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, required annual disclosure under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Group adopted AUS 2023-07 for the annual period ended December 31, 2024, retrospectively to all periods presented in the consolidated financial statement. The adoption of this standard did not have a material impact to our results of operations, cash flows or financial condition.

Recent accounting pronouncements

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which requires public entities to disclose specific tax rate reconciliation categories, as well as income taxes paid disaggregated by jurisdiction, amongst other disclosure enhancements. The ASU is effective for financial statements issued for annual periods beginning after December 15, 2024, with early adoption permitted. The ASU can be adopted on a prospective or retrospective basis.

In November 2024, the FASB issued ASU 2024-03, “Reporting Comprehensive Income - Expense Disaggregation Disclosures”, which focuses on improving the disclosures about a public business entity’s expenses and address requests from investors for more detailed information about the types of expenses (including purchases of inventory, employee compensation, depreciation, amortization, and depletion) in commonly presented expense captions (such as cost of sales, SG&A, and research and development). ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted.

Accounting standards that have been issued or proposed by the FASB including the aforesaid two, or other standards-setting bodies for adoption by the Company or that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

3.           Deposits, Prepayment and Other Receivables

Deposits, prepayment and other receivables consist of the following:

	December 31,	December 31,
	2023	2024
	HK$	HK$

Prepaid insurance and others	2	—
Other receivables and deposit paid	4,267	—
	4,269	—

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

4.           Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31,	December 31,
	2023	2024
	HK$	HK$

Property, plant and equipment:
Motor vehicles	1,814	1,814
Computer equipment	7	9
Furniture & office equipment	—	144
Fixtures & Fittings	—	199
	1,821	2,166

Accumulated depreciation	(1,814)	(1,874)
Disposed due to disposal of a subsidiary	—	(292)
Property, plant and equipment, net	7	—

Depreciation of property, plant and equipment from operating activities were HK$Nil, HK$Nil and HK$60 included in “Selling, general and administrative expenses” and gain on disposal of plant and equipment of HK$Nil, HK$Nil and HK$100 included in “Other income” during the years ended December 31, 2022, 2023 and 2024, respectively.

5.           Other Payables and Accruals

Other payables and accruals consist of the following:

	December 31,	December 31,
	2023	2024
	HK$	HK$

Accrued salaries, wages and bonus	40	40
Accrued audit and professional fees	1,133	498
	1,173	538

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

6.           Income Taxes

The Company and its subsidiaries are subject to taxation in various jurisdictions including Hong Kong. Pursuant to the rules and regulations of the Cayman Islands, the Company is not subject to any income tax in the Cayman Islands. The income of its subsidiaries which are incorporated in the BVI is not subject to taxation in the BVI under the current BVI law. The subsidiary operating in Hong Kong is subject to income taxes as described below.

The subsidiary operating in Hong Kong was subject to a two-tiered profits tax rates regime at the rate of 8.25% for the first HK$2,000 assessable profits and at 16.5% over HK$2,000 assessable profits for the years ended December 31, 2022 and 2023 respectively.

As of December 31, 2023, the Board of Directors considered that the Company had accounted for the uncertain tax positions affecting its consolidated financial position, results of operations or cash flows, and will continue to evaluate for any uncertain position in future. The Company’s tax positions related to open tax years are subject to examination by the relevant tax authorities.

For the year ended December 31, 2024, final tax assessments for the previous open tax years with an aggregate amount of HK$20,738 were issued by the Inland Revenue Department of Hong Kong (“IRD”) and the Company had fully settled the respective tax amount and considered that no uncertain tax position should be recorded as of December 31, 2024.

The provision for income taxes consists of the following:

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2022	2023	2024
	HK$	HK$	HK$

Hong Kong profits tax
- Current	907	1,047	1,948
- Overprovision in previous year	—	—	(5,480)
	907	1,047	(3,532)
Tax interests and penalties	—	—	11,290
	907	1,047	7,758

Reconciliations between the provision for income taxes computed by applying the Hong Kong profits tax to income before income tax expense are as follows:

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2022	2023	2024
	HK$	HK$	HK$

Provision for income taxes at Hong Kong profits tax rates	926	1,174	(3,603)
Tax interests and penalties	—	—	11,290
Effect of income not chargeable for tax purpose	(32)	(154)	—
Effect of expenses not deductible for tax purpose	—	—	—
Change in valuation allowance	13	27	71
	907	1,047	7,758

The Group recognized the valuation allowance against its deferred tax assets attributable to net operating loss carryforwards. The net operating loss carryforwards are subject to agreement by IRD and may be carried forward indefinitely. Management determined that it was more likely than not that the deferred tax asset will not be realized and recorded a 100% valuation allowance for the years ended December 31, 2022, 2023 and 2024.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

7.            Net Loss Per Share

The following table sets forth the computation of basic and diluted loss per share for the years indicated:

	Year ended		Year ended		Year ended
	December 31,		December 31,		December 31,
	2022		2023		2024
	HK$		HK$		HK$

Basic and diluted loss per share
Numerator:
Net loss for the year attributable to the Company’s ordinary shareholders		(3,225)		(66)		(7,910)

Denominator:
Weighted average number of basic and diluted ordinary shares outstanding		12,938,128		12,938,128		12,938,128

Weighted average number of basic and diluted ordinary shares used in calculating loss per share		12,938,128		12,938,128		12,938,128

Basic and diluted net loss per share (in HK$)	HK$	(0.25)	HK$	(0.005)	HK$	(0.61)

8.            Commitments and Contingencies

Capital commitment

As of December 31, 2023 and 2024, capital commitment for lease of HK$886 (restated) and HK$Nil was expected, respectively.

Legal Proceeding

As of December 31, 2024, the Group is not aware of any material outstanding claim and litigation against them.

9.               Operating Segment and Geographical Information

The Company uses the management approach model for segment reporting. The management approach model is based on the way a Company’s management organizes segments within the Group for making operating decisions and assessing performance. The chief operating decision maker (the “CODM”) of the Company is the Executive Officer, Mr. Kin Sun Sze-To. The CODM reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Based on the management’s assessment, the Company has determined that it has only one operating segment. All assets of the Group are located in Hong Kong.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

10.         Cash dividend

On November 29, 2024, the Board of Directors approved and declared a special cash dividend of US$0.35 per ordinary share on its total 12,938,128 outstanding shares as of the close of trading on December 13, 2024, resulting in payments totaling US$4,528.34 (United States Dollar in thousands, and equivalent to HK$35,321) to shareholders. Such dividend was recorded as a reduction to retained earnings at the declaration date and paid on December 20, 2024.

11.         Subsequent Events

The Company is currently applying for liquidation of all its three BVI-incorporated subsidiaries.

Apart from the aforesaid, the Company determined that there were no other subsequent events or transactions through April 28, 2025, the date these consolidated financial statements were issued.

Plastec Technologies, Ltd.

12,093,935 Ordinary Shares (for Resale)

, 2025

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default. Additionally, the Company entered into an indemnification agreement with each of its officers and directors in February 2011 whereby the Company agreed to indemnify, and advance expenses to, each officer and director to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

We have not issued/sold any securities without registration under the Securities Act during the past three years.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
3.1	Form of Second Amended and Restated Memorandum and Articles of Association (included as Annex C to the Merger Proxy Statement and incorporated herein by reference).
4.1	Specimen Unit Certificate (included as Exhibit 4.1 to the Company’s Registration Statement on Form F-1 filed on October 16, 2009 and incorporated herein by reference).
4.2	Specimen Warrant Certificate (included as Exhibit 4.3 to the Company’s Registration Statement on Form F-1 filed on October 16, 2009 and incorporated herein by reference).
4.3	Specimen Ordinary Shares Certificate (included as Exhibit 4.2 to the Company’s Registration Statement on Form F-1 filed on October 16, 2009 and incorporated herein by reference).
4.4	Description of Securities of the Registrant (included as Exhibit 4.8 to the Company’s Annual Report on Form 20-F filed on May 30, 2023 and incorporated herein by reference).
5.1	Opinion of Maples & Calder (included as Exhibit 5.1 to the Company’s Registration Statement on Form F-1/A on May 15, 2013 and incorporated herein by reference).
5.2	Opinion of Graubard Miller (included as Exhibit 5.2 to the Company’s Registration Statement on Form F-1/A on May 15, 2013 and incorporated herein by reference).
10.1

Registration Rights Agreement (included as Exhibit 4.17 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).

10.2

Amendment No. 1 to Registration Rights Agreement, dated as of November 19, 2009, between Plastec Technologies, Ltd. (formerly GSME Acquisition Partners I) and its initial shareholders (included as Exhibit 4.18 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).

10.3

Amendment No. 1 to the Registration Rights Agreement, dated as of April 30, 2011, by and among Plastec Technologies, Ltd. and parties named and listed therein as Investors (included as Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 3, 2011 and incorporated herein by reference).

10.4	Share Transfer Agreement (included as Exhibit 10.1 to the Company’s Report of Foreign Private Issuer filed on November 16, 2015 and incorporated herein by reference).
10.5	Share Transfer Agreement (included as Exhibit 4.12 to the Company’s Annual Report on Form 20-F filed on April 30, 2018 and incorporated herein by reference).
10.6	Agreement, dated November 15, 2019 (included as Exhibit 4.1 to the Company’s Report of Foreign Private Issuer filed on November 15, 2019 and incorporated herein by reference).
21.1	List of Subsidiaries as of April 28, 2025 (included as Exhibit 8.1 to the Company’s Annual Report on Form 20-F filed on May 15, 2025 and incorporated herein by reference).
23.1	Consent of AOGB CPA Limited.
23.2	Consent of Maples & Calder (included as Exhibit 5.1 to the Company’s Registration Statement on Form F-1/A on May 15, 2013 and incorporated herein by reference).
23.3	Consent of Graubard Miller (included as Exhibit 5.2 to the Company’s Registration Statement on Form F-1/A on May 15, 2013 and incorporated herein by reference).
23.4	Consent of Jingtian & Gongcheng
24.1	Power of Attorney (included on the signature page to the Company’s Registration Statement on Form F-1/A filed on July 23, 2013).
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)The undersigned registrant hereby undertakes that:

(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on the 13th day of June 2025.

PLASTEC TECHNOLOGIES, LTD.

By:	/s/ Kin Sun Sze-To
Kin Sun Sze-To
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Kin Sun Sze-To	Chairman of the Board, Chief Executive Officer and Chief Operating Officer (Principal Executive Officer)	June 13, 2025
Kin Sun Sze-To

Ho Leung Ning *	Chief Financial Officer (Principal Accounting and Financial Officer) and Director	June 13, 2025

Chung Wing Lai *	Director	June 13, 2025

Joseph Yiu Wah Chow *	Director	June 13, 2025

Authorized Representative in the United States:

Graubard Miller

By:	/s/ Jeffrey M. Gallant
Name:	Jeffrey M. Gallant
Title:	Partner
Date:	June 13, 2025

*By:	/s/ Kin Sun Sze-To
Kin Sun Sze-To
Attorney-in-fact